EXHIBIT 99.1

EXECUTION COPY

ARRANGEMENT AGREEMENT

AMONG

MDSI MOBILE DATA SOLUTIONS INC.

FORTEZZA HOLDINGS S.À.R.L.

AND

BEECH INVESTMENT CORP.

July 29, 2005

– i –

TABLE OF CONTENTS (Cont'd)

– ii –

TABLE OF CONTENTS (Cont'd)

Page

Section 8.09 Specific Performance	50
Section 8.10 Governing Law; Jurisdiction; Waiver of Jury Trial	50
Section 8.11 Headings	50
Section 8.12 Counterparts	50
Section 8.13 Construction	50
Section 8.14 Disclosure Schedule	51
Section 8.15 Confidentiality Agreement	51

Schedule

Disclosure Schedule

Exhibits

Exhibit A     —     Plan of Arrangement
Exhibit B     —    Support Agreement
Exhibit C     —     Form of Confidentiality and Work Product Agreement

– iii –

ARRANGEMENT AGREEMENT

        This ARRANGEMENT AGREEMENT dated July 29, 2005 (this “Agreement”) is made and entered into by and among Fortezza Holdings S.à.r.l., a Luxembourg société à responsabilité limitée (“Parent”), Beech Investment Corp., a corporation incorporated under the laws of the Province of British Columbia and a wholly-owned Subsidiary of Parent (“Subco”), and MDSI Mobile Data Solutions Inc., a corporation incorporated under the federal laws of Canada (the “Company”). Parent, Subco and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 8.04 hereof.

        WHEREAS, subject to the terms and conditions hereof, Parent, through its wholly-owned subsidiary, Subco, is offering to acquire all of the outstanding common shares in the capital of the Company (the “Company Common Shares”) for $8.00 per Company Common Share in cash (the “Purchase Price”);

        WHEREAS, the Company intends to propose to its Shareholders at the Meeting a statutory plan of arrangement under section 192 of the CBCA as a result of which, among other things, Subco will acquire all of the outstanding Company Common Shares for the Purchase Price per Company Common Share;

        WHEREAS, Erik Dysthe (“Dysthe”) is either the beneficial owner of, or controls or directs the voting in respect of, 370,193 Company Common Shares, representing in the aggregate approximately 3.9% of the issued and outstanding Company Common Shares (on a fully diluted basis) and Dysthe has, pursuant to and subject to the terms and conditions of the Support Agreement, agreed to vote the Company Common Shares beneficially owned by him, or in respect of which he controls or directs the voting rights attaching thereto, in favor of the Arrangement Resolution;

        WHEREAS, the Company’s Board of Directors, after consultation with its advisors, has unanimously (subject to any abstention requirement set forth in Section 120 of the CBCA) determined that the Arrangement is fair to the Securityholders and in the best interests of the Company and has resolved to enter into this Agreement and to recommend that the Shareholders vote in favor of the Arrangement Resolution, all on the terms and subject to the conditions contained herein; and

        WHEREAS, the Arrangement described herein is subject to the approval of Shareholders holding at least two-thirds of the Company Common Shares represented at the Meeting and satisfaction of certain other conditions described in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE ARRANGEMENT

        Section 1.01  Interim Order. As soon as practicable following the execution of this Agreement, but in any event not later than August 31, 2005, the Company shall apply to the Court pursuant to section 192 of the CBCA for the Interim Order providing for, among other things, the calling and holding of the Meeting for the purpose of obtaining the approval of the Shareholders set forth in Section 1.05 and the granting of Dissent Rights.

        Section 1.02  Final Order. If the Interim Order and the approval of Shareholders set forth in Section 1.05 are obtained, the Company shall promptly thereafter take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order in accordance with Section 5.01(e).

        Section 1.03  Articles of Arrangement and Effective Date. As soon as practicable following receipt of the Final Order, the Company shall file, pursuant to section 192(6) of the CBCA, articles of arrangement to give effect to the Arrangement in accordance with Section 5.01(f) and implement the Plan of Arrangement. The steps of the Arrangement shall become effective in the order set out in the Plan of Arrangement.

        Section 1.04   Meeting. Subject to receipt of the Interim Order:

        (a)     the Company shall, by no later than September 15, 2005 (the “Mailing Deadline”): (i) prepare the Information Circular in form and substance satisfactory to Parent and Subco and will provide Parent and Subco with a reasonable opportunity to review and comment on drafts of the Information Circular and will take account of such comments; (ii) file the Information Circular in all jurisdictions where the same is required to be filed by it; and (iii) mail the Information Circular to Securityholders in accordance with the Interim Order and applicable Law;

        (b)     the Meeting shall be held as soon as reasonably practicable following the Interim Order, having regard to applicable Laws including National Instrument 54-101 of the Canadian Securities Authorities, but in any event not later than October 7, 2005 (the “Meeting Deadline”), and shall be held on a Business Day to be agreed upon by the Parties; and

        (c)     the Company shall, subject to Section 5.04, (i) through the Company’s Board of Directors, recommend that Shareholders vote in favor of the Arrangement Resolution and include such recommendation in the Information Circular; (ii) use its reasonable best efforts to secure the approval of the Arrangement Resolution by Shareholders as provided in Section 2.05; and (iii) solicit proxies from Shareholders to be voted at the Meeting in favor of the Arrangement Resolution.

        Section 1.05  Securityholder Approval. The Arrangement Resolution shall be subject to the approval of two-thirds of the votes cast by or on behalf of those Shareholders present or represented by proxy at the Meeting.

ARTICLE II
REPRESENTATIONS ANDWARRANTIES OF THE COMPANY

        Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent and Subco prior to the execution of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and Subco that:

        Section 2.01  Organization and Qualification. Except as set forth in Section 2.01 of the Disclosure Schedule, each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite organizational power and authority and all necessary governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means, when used in connection with the Company, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement; provided, however, that a change in the trading price or the trading volume of the Company’s equity securities shall not in and of themselves, either alone or in combination, constitute a Company Material Adverse Effect; providedfurther, that a Company Material Adverse Effect shall not include the impact attributable to (a) any change in US GAAP or Canadian GAAP made after the date hereof, (b) any act or omission of the Company made with the prior written consent of Parent or Subco where the Company has provided full disclosure of such act or omission, (c) any change in general economic conditions or in the industry in which the Company is engaged in business to the extent that such change does not disproportionately affect the Company or its Subsidiaries, or (d) any change or effects arising out of the announcement of the Transactions or the consummation of the Transactions.

        Section 2.02  Organizational Documents. The Company has heretofore furnished to Parent and Subco complete and correct copies of its and each of its Subsidiaries’constating documents (collectively, the “Organizational Documents”), each as amended to the date hereof. Except as set forth in Section 2.02 of the Disclosure Schedule, the Organizational Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation in any material respect of any provision of its Organizational Documents.

        Section 2.03  Capitalization. The authorized capital of the Company consists of an unlimited number of Company Common Shares. There are 8,415,466 Company Common Shares and Company Stock Options to purchase 1,074,334 Company Common Shares that are issued and outstanding as of the date hereof. All outstanding Company Common Shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares in the capital of the Company. Section 2.03 of the Disclosure Schedule identifies and describes the number of Company Common Shares to be received upon exercise (and the holder and the exercise price thereof) of each Company Stock Option. Except for the Company Stock Options and except as set forth on Section 2.03 of the Disclosure Schedule, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, contingently or otherwise, any shares in the capital of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as set forth on Section 2.03 of the Disclosure Schedule, there are no outstanding stock appreciation rights or similar phantom equity securities issued by the Company with respect to the capital of the Company. All outstanding Company Common Shares and all outstanding Company Stock Options have been issued and granted in compliance with all applicable Securities Laws and other Laws.

        Section 2.04  Subsidiaries. Except as set forth in Section 2.04 of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Except as set forth in Section 2.04 of the Disclosure Schedule, all outstanding shares of stock (or other interest of equity ownership) of each Subsidiary of the Company have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such Subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement.

        Section 2.05   Authority Relative to this Agreement.

        (a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than (x) the approval of the Arrangement Resolution by the Shareholders as contemplated herein and (y) the approval of the Information Circular by the Company’s Board of Directors). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

        (b)     Except as may be required by the Court, the affirmative vote of the Shareholders holding two-thirds of the Company Common Shares represented at the Meeting is the only vote of the holders of any class or series of capital stock of the Company or any of its Subsidiaries required to approve this Agreement or any of the Transactions. No other vote of the Securityholders or directors of the Company or any of its Subsidiaries is required by Law, the Organizational Documents of the Company or any of its Subsidiaries or otherwise in order for the Company to consummate the Transactions.

        (c)     The Company has not adopted a shareholder rights plan or any similar plan or instrument that is in effect on the date hereof.

        Section 2.06   No Conflict; Required Filings and Consents.

        (a)     The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Organizational Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any United States (federal, state or local), Canadian (federal, provincial or local) or foreign law, rule, regulation, order, judgment, decree or common law (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or by which any of its properties or assets is bound or affected, except for such conflicts or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound or affected, except as disclosed in Section 2.06 of the Disclosure Schedule and except for any such violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect or will not prevent or delay the consummation of the Transactions.

        (b)     Except as disclosed in Section 2.06 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for the Interim Order and the Final Order, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not have a Company Material Adverse Effect.

        Section 2.07   Reports; Financial Statements.

        (a)     Except as set forth in Section 2.07 of the Disclosure Schedule, all forms, reports, schedules, prospectuses, circulars, statements and other documents (together with any amendments thereto) filed by it with any of the Canadian Securities Authorities, the SEC, TSX

and Nasdaq since December 31, 2003 and any correspondence related thereto (such forms, reports, schedules, prospectuses, circulars, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the “Company Documents”), at the time filed (and if amended or superseded by a filing prior to the date of this Agreement then, on the date of such filing), (i) did not contain any misrepresentation of a material fact (as defined in applicable Securities Laws), did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the requirements of applicable Securities Laws. The Company has not filed any confidential material change report with the Canadian Securities Authorities, the SEC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which as of the date hereof remains confidential. None of Company’s Subsidiaries is required to file any reports or other documents with any of the Canadian Securities Authorities, the SEC, TSX or Nasdaq.

        (b)     The annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements of Company, including the notes thereto, included in the Company Documents (the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements in Canada and the U.S. and with the published rules and regulations of applicable Governmental Authorities, the Canadian Securities Authorities, the SEC, TSX and Nasdaq with respect thereto as of their respective dates, and (with respect to the Company Financial Statements contained in documents filed in Canada prior to the Accounting Changeover) have been prepared in accordance with generally accepted accounting principles of Canada applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto) (“Canadian GAAP”) and (with respect to the Company Financial Statements contained in documents filed in the United States) in accordance with generally accepted accounting principles of the U.S. applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto) (“US GAAP”) (it being acknowledged and agreed that the Company has commenced filing in Canada financial statements prepared in accordance with US GAAP effective the beginning of the fiscal year ending December 31, 2004, in accordance with Canadian Securities Administrators’ National Instrument 52-107 (the “Accounting Changeover”)). The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and the absence of footnotes thereto) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Company and its Subsidiaries on a consolidated basis. Since December 31, 2003, there has been no change in Company’s accounting policies, except as described in the notes to the Company Financial Statements or except as set forth in Section 2.07 of the Disclosure Schedule.

        (c)     The books and records of the Company and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Company and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Company Financial Statements. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of consolidated financial statements in conformity with Canadian GAAP and US GAAP and (B) to maintain accountability of the assets of the Company and its Subsidiaries.

        (d)     Since July 31, 2002, the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii)  any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and the Company has provided to Parent copies of any written materials relating to the foregoing and disclosed the foregoing in Section 2.07 of the Disclosure Schedule. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in alerting the Company’s principal executive officer and its principal financial officer in a timely manner of all material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

        (e)     The Company does not hold assets located in the United States (other than investment assets, voting or nonvoting securities of another person, and assets included pursuant to Section 801.40(d)(2) of the HSR Act) having a total value of over $50,000,000, and Company has not made aggregate sales in or into the United States of over $50,000,000 in its most recent fiscal year, all within the meaning of the HSR Act.

        Section 2.08   Material Adverse Effect; Undisclosed Liabilities.

        (a)     Since December 31, 2004, there has not been any Company Material Adverse Effect, or any event, condition or development which is reasonably likely to result in a Company Material Adverse Effect.

        (b)     Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes) other than such liabilities or obligations (i) disclosed in Section 2.08 of the Disclosure Schedule, (ii) that have been specifically disclosed or provided for in the most recent audited consolidated balance sheet, including the notes thereto, of the Company filed with the SEC, (iii) that have been incurred in the ordinary course of business consistent with past practice since the date of the most recent audited consolidated balance sheet of the Company filed with the SEC, or (iv) that are not required by Canadian GAAP or US GAAP to have been included in the Company’s consolidated balance sheet.

        (c)     Except as set forth in Section 2.08 of the Disclosure Schedule, none of the Company or its Subsidiaries has any outstanding Indebtedness.

        Section 2.09  Absence of Certain Changes or Events. Except as disclosed in Section 2.09 of the Disclosure Schedule or as expressly contemplated by this Agreement, since December 31, 2004, neither the Company nor any of its Subsidiaries has, directly or indirectly:

        (a)     redeemed, purchased, otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any shares of its capital stock, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than between the Company and a wholly-owned Subsidiary thereof);

        (b)     authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell, deliver or grant any shares of any class of its capital stock or any securities convertible into or exchangeable or exercisable for shares of any class of its capital stock, other than pursuant to and in accordance with (i) the Company Stock Option Plans or the Stock Purchase Plans or (ii) as listed in Section 2.03 of the Disclosure Schedule;

        (c)     except in the ordinary course of business consistent with past practice, (i) created or incurred any Indebtedness, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation, (iii) entered into any commitment or transaction material to the Company and its Subsidiaries, taken as a whole, (iv) incurred any material liabilities outside the ordinary course of business consistent with past practice or (v) subjected any asset to any Lien;

        (d)     other than the Accounting Changeover, instituted any material change in its accounting methods, principles or practices except as required by US GAAP;

        (e)     revalued any of its respective assets in any material respect, including without limitation, writing down the value of inventory or writing off notes or accounts receivables, except for amounts previously reserved as reflected in the December 31, 2004 balance sheet;

        (f)     suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually or in the aggregate, have a Company Material Adverse Effect;

        (g)     granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers and employees, except for increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice and ordinary annual adjustments not to exceed 10% of the base compensation of such director, officer or employee prior to such adjustment;

        (h)     adopted, modified or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and employees other than changes which do not materially increase the aggregate cost of such plan or contract;

        (i)     except for provision of services or sales in the ordinary course of business consistent with past practice, sold, leased, licensed, assigned, transferred, conveyed or otherwise disposed of any of its assets or property having a book or market value in excess of $50,000;

        (j)     entered into any new line of business, or, except for transactions in the ordinary course of business consistent with past practices, incurred or committed to incur any capital expenditures, obligations or liabilities in connection therewith in excess of $50,000 in the aggregate;

        (k)     acquired or agreed to acquire by merging or consolidating with, or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business of any other Person;

        (l)     made any cancellation or waiver of (i) any right material to the operation of the business of the Company or any of its Subsidiaries or (ii) any material debts or claims of the Company or a Subsidiary;

        (m)     made any disposition (including any license) of, or abandoned or failed to maintain or enforce any material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries;

        (n)     except in the ordinary course of business consistent with past practices, entered into any agreement, arrangement or transaction with any Affiliate of the Company; or

        (o)     agreed to (i) do any of the things described in the preceding clauses (a) through (n) or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article II untrue or incorrect.

        Section 2.10  Absence of Litigation. Except as disclosed in Section 2.10 of the Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries, or any of its properties or assets, before any court, arbitrator or Governmental Authority, which, if adversely determined, could result in, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. Except as disclosed in Section 2.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award.

        Section 2.11   Opinion of Financial Advisor. The Company has received the opinion, dated as of the date hereof, of CIBC World Markets Inc. (the “Company Financial Advisor”) to the effect that, as of the date thereof, and subject to the qualifications and limitations set forth therein, the consideration to be received under the Arrangement by the Shareholders is fair from a financial point of view to the Shareholders and such opinion has not been withdrawn, amended or modified in any way.

        Section 2.12  Brokers. No broker, finder or investment banker (other than the Company Financial Advisor and Bear Stearns & Co. Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent and Subco a complete and correct copy of all agreements between the Company and the Company Financial Advisor and between the Company and Bear Stearns & Co. Inc. pursuant to which such firms would be entitled to any payment relating to the Transactions, and there have been no amendments to such agreements.

        Section 2.13  Information Circular. None of the Information Circular or the other documents to be filed with the Canadian Securities Authorities or other Governmental Authorities in connection with the Transactions (the “Other Filings”) (other than information supplied or to be supplied by or on behalf of Parent or Subco in writing specifically for inclusion therein), at the respective time filed with the Canadian Securities Authorities or such other Governmental Authority, and, in addition, in the case of the Information Circular, at the date it is first mailed to the Securityholders or at the time of the Meeting, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Circular (except for those portions relating to Parent or Subco) at the time of the mailing thereof to the Securityholders will comply as to form in all material respects with the provisions of the applicable Securities Laws.

        Section 2.14   Environmental Matters.

        (a)     Each of the Company and its Subsidiaries has complied, and is in compliance, in all material respects with all Environmental and Safety Laws, which compliance has included obtaining and complying with all Permits required pursuant to Environmental and Safety Laws for its occupation of the facilities and the operation of its business.

        (b)     Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority or any other Person alleging that the Company or such Subsidiary has liability under or has violated any Environmental and Safety Law.

        (c)     Neither the Company nor any of its Subsidiaries, nor any of their respective predecessors or affiliates has treated, stored, disposed of, arranged for the disposal of, transported, handled or released, or exposed any Person to, any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities or investigative, corrective or remedial obligations, pursuant to any Environmental and Safety Law.

        (d)     The Company and its Subsidiaries have furnished to Parent and Subco all environmental reports, audits, assessments and other documents materially bearing on environmental, health or safety liabilities relating to their past or present facilities or operations which are in their possession or under their reasonable control.

        Section 2.15   Real Property.

        (a)     Section 2.15 of the Disclosure Schedule identifies by street address each of the Leased Premises and sets forth a complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Premises. All of the Leased Premises are leased to the Company or any of its Subsidiaries pursuant to written leases and true and complete copies of each document and each other agreement relating to the Leases have been made available to Subco. Except as disclosed in Section 2.15 of the Disclosure Schedule with respect to each Lease: (i) the Company or any of its Subsidiaries, as applicable, has a good and valid leasehold interest in and to all of the Leased Premises under such Lease, and, to the Company’s Knowledge, such leasehold interest is subject to no Liens; (ii) each Lease is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease; (iii) there exists no breach or default by the Company, any of its Subsidiaries or other party to such Lease or condition which, with the giving of notice, the passage of time or both, could become a breach or default under such Lease; and (iv) no consent, waiver, approval or authorization is required from the landlord under such Lease as a result of the execution of this Agreement or the consummation of the Transactions.

        (b)     The Leased Premises constitute all of the real property owned, leased, occupied or otherwise utilized or intended to be utilized in connection with the business of the Company or any of its Subsidiaries as currently conducted. The Leased Premises are in good condition and repair (subject to normal wear and tear) and are sufficient and appropriate for the conduct of business by the Company and its Subsidiaries. To the Company’s Knowledge, (i) all permits, licenses and other approvals required to be obtained by the Company or any of its Subsidiaries that are necessary to the current occupancy and use of the Leased Premises have been obtained, are in full force and effect and have not been violated by the Company or any of its Subsidiaries and (ii) there exists no material violation by the Company or any of its Subsidiaries of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Premises. All facilities located on the Leased Premises are supplied with adequate utilities and other services necessary for the conduct of the Company’s business as currently conducted. There is no pending or, to the Company’s Knowledge, threatened condemnation proceeding, or lawsuit or administrative action affecting any portion of the Leased Premises to which the Company or any of its Subsidiaries is a named party.

        Section 2.16   Personal Property.

        (a)     Each of the Company and its Subsidiaries has good title to all material personal property of any kind or nature which the Company or any of its Subsidiaries purports to own, free and clear of all Liens, except for (i) Liens disclosed on Section 2.16 of the Disclosure Schedule, (ii) Liens for non-delinquent Taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory Liens of landlords or Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and (iv) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Company or any of its Subsidiaries as now used, possessed and controlled by the Company or any of its Subsidiaries, as applicable.

        (b)     All machinery, equipment and other tangible assets currently being used by the Company or any of its Subsidiaries which are owned or leased by the Company or any of its Subsidiaries and material to the business of the Company or any of its Subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

        Section 2.17  Contracts. Section 2.17 of the Disclosure Schedule is a complete list (organized by reference to the applicable clauses (i) through (xiii) below) of all agreements of the Company or any of its Subsidiaries that are currently in effect (except for those set forth in clause (x) below) and that are (i) leases, sales contracts and other agreements with respect to any property, real or personal, of the Company or any of its Subsidiaries which provide for the receipt or expenditure by the Company or any of its Subsidiaries after June 30, 2005 of more than $150,000; (ii) contracts or commitments for capital expenditures or acquisitions in excess of $150,000 for one project or set of related projects; (iii) guarantees of third party obligations; (iv) agreements (including settlement, co-existence, non-competition or standstill agreements) which restrict the kinds of businesses in which the Company or any of its Subsidiaries may engage or the geographical area in which any of them may conduct their business; (v) indentures, mortgages, loan agreements or other agreements relating to the borrowing of money by the Company or any of its Subsidiaries, the granting of Liens or lines of credit by the Company or any of its Subsidiaries, in each case, involving an amount in excess of $150,000; (vi) collective bargaining agreements or agreement with any labor council; (vii) material licenses, agreements, assignments or contracts (whether as licensor or licensee, assignor or assignee) relating to any Intellectual Property Rights; (viii) brokerage or finder’s agreements; (ix) joint venture agreements, partnership agreements, development or similar agreements; (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements executed within the last five years, in each case, involving an amount in excess of $150,000; (xi) employment, consulting or management agreements; (xii) agreements with any Governmental Authority or (xiii) agreements or other arrangements with any director or executive officer of the Company or its Affiliates (other than customary at will employment arrangements) (all items required to be disclosed in Section 2.17 of the Disclosure Schedule being hereinafter referred to as “Contracts”). True and correct copies of all the Contracts have been made available to Parent and Subco. Except as disclosed in Section 2.17 of the Disclosure Schedule, (a) all Contracts are valid and subsisting and in full force and effect, (b) each of the Company and its Subsidiaries has duly performed its respective obligations thereunder in all material respects to the extent such obligations have accrued, (c) neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any Contract and (d) to the Company’s Knowledge, no other party to any Contract is in breach or default in any material respect under such Contract. Except as disclosed in Section 2.17 of the Disclosure Schedule, no approval or consent of any Person is needed in order that any Contract that is material to the business of the Company or its Subsidiaries continue in full force and effect following the consummation of the Transactions.

        Section 2.18  Insurance Policies. Section 2.18 of the Disclosure Schedule is a complete list of all insurance policies of the Company and each of its Subsidiaries. The Company has made available to Parent and Subco true and correct copies of all such insurance policies, and each such policy is in full force and effect. No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. To the Company’s Knowledge, there are no pending claims against such insurance by the Company or any of its Subsidiaries as to which the insurers have denied coverage or otherwise reserved rights. Such insurance policies are of the type and in amounts which the Company believes are reasonably appropriate for the Company and its Subsidiaries to conduct its business and are in amounts sufficient to meet the requirements under the terms of the Leases and the Contracts.

        Section 2.19  Compliance with Laws. Neither the Company nor any of its Subsidiaries is in violation of or has violated or failed to comply with any Law applicable to its business, Leased Premises or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 2.20   Tax Matters.

        (a)     The Company and each of its Subsidiaries have timely filed all material Tax Returns that they were required to file prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All material Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Company or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return or pay any Taxes. Except as set forth in Section 2.20 of the Disclosure Schedule, no claim has ever been made by an authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

        (b)     Except as set forth in Section 2.20 of the Disclosure Schedule, the Company and each Subsidiary of the Company have collected and withheld all amounts required to be collected or withheld by it on account of Taxes or otherwise and has remitted the same to the appropriate Governmental Authority in the manner and within the time required by applicable Law.

        (c)     Except as set forth in Section 2.20 of the Disclosure Schedule, there are no actions, suits, proceedings, investigations, disputes or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary concerning any Tax liability of any of the Company or any Subsidiary of the Company or any matters under discussion with any Governmental Authority relating to Taxes asserted by any such authority. The Company has delivered to Parent and Subco correct and complete copies of all material income Tax Returns, examination reports, notices of assessment or reassessment, notices of determination of loss and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary of the Company since December 31, 2002.

        (d)     Neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax filing, assessment, reassessment or deficiency.

        (e)     Except as set forth in Section 2.20 of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any liability for the Taxes of any Person other than the Company and the Subsidiaries of the Company (i) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

        (f)     Except as set forth in Section 2.20 of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

        (g)     No Person has been granted a power of attorney that is currently in force with respect to any Tax matter.

        (h)     Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make payments on or after the Effective Date.

        (i)     The charges, accruals and reserves for material amounts of Taxes with respect to Company and its Subsidiaries reflected on the Company Financial Statements of Company and its Subsidiaries (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income Taxes) are adequate to cover such Taxes, other than any liability for unpaid Taxes that may have accrued since the last date of such Company Financial Statements in connection with the operation of its business in the ordinary course, consistent with past practice.

        (j)     To the Company’s Knowledge, except for limitations placed on tax attributes (including net operating losses), the consummation of the Transactions will not in and of themselves (i) cause any Tax to become payable by the Company or any of its Subsidiaries or (ii) have any adverse effect on the continued validity and effectiveness of any material Tax exemption, Tax holiday or other Tax reduction agreement or order applying to the Company or any of its Subsidiaries.

        Section 2.21  Change of Control Provisions. Except as disclosed on Section 2.21 of the Disclosure Schedule, none of the arrangements, agreements or understandings listed in the Disclosure Schedule and none of the Company’s employee benefit plans, programs or arrangements contains any provision that would create any liability or obligation of the Company as the result of a change of control of the Companyor that will create any liability or obligation of the Company as a result of the consummation of the Transactions (or as a result of termination following such change of control or consummation).

        Section 2.22   Employees.

        (a)     To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries set forth on Section 2.22 of the Disclosure Schedule has any plans to terminate employment with the Company.

        (b)     The Company and each of its Subsidiaries has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and does not have any labor relations problems (including, without limitation, threatened or actual strikes or work stoppages or material grievances) other than such problems that would not have a Company Material Adverse Effect. The Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act (the “WARN Act”), and no fact or event exists that could give rise to liability under the WARN Act. Each of Company and its Subsidiaries has withheld, reported and remitted all amounts required by Law or by agreement to be withheld, reported and remitted with respect to wages, salaries and other payments to its employees.

        Section 2.23  Permits. Each of the Company and its Subsidiaries has all Permits, except for those Permits that the failure to have would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 2.23 of the Disclosure Schedule contains a complete list of all material Permits (each a “Material Permit”), other than any Permits with respect to state or local sales, use or other Taxes or business or occupational licenses. To the Company’s Knowledge, all of the Material Permits are in full force and effect. No outstanding notice of cancellation or termination has been delivered to the Company or any of its Subsidiaries in writing in connection with any such Material Permit nor, to the Company’s Knowledge, has any such cancellation or termination been threatened. To the Company’s Knowledge, no application, action or proceeding for the modification of any such Material Permits is pending or threatened that may result in the revocation, modification, nonrenewal or suspension of any Material Permits. The Company and each of its Subsidiaries has filed when due all documents required to be filed with any Governmental Authority in connection with such Material Permits and, at the time of the filing thereof, all such filings were accurate and complete in all material respects. All Material Permits shall continue to be effective and any required renewals thereof shall be available in order for the Company and each of its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted and in accordance with the existing plans of the Company and its Subsidiaries.

        Section 2.24   Employee Benefit Plans.

        (a)     Section 2.24 of the Disclosure Schedule contains a complete and correct list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other employee benefit plan and each other benefit plan, program, policy, practice, arrangement or contract (whether group or individual) maintained, sponsored, contributed or required to be contributed to by the Company or with respect to which the Company has any liability or potential liability. For purposes of this Section 2.24 only, “Company” shall be deemed to include the Subsidiaries and any entity required to be aggregated with the “Company” under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time. Each item listed in Section 2.24 of the Disclosure Schedule is a “Benefit Plan.”

        (b)     Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue Service (the “IRS”) that such Benefit Plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Benefit Plan. Each such Benefit Plan has been timely amended to comply with the requirements of the legislation commonly known as “GUST” and “EGTRRA” and has filed for a determination letter from the IRS covering the GUST requirements within the remedial amendment period prescribed by GUST, except for a Benefit Plan that is maintained on a prototype plan document, which is the subject of a favorable opinion from the IRS on the form of such plan.

        (c)     Neither the Company nor any Subsidiary has any liability or potential liability (including, but not limited to, withdrawal liability) with respect to (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is or was subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

        (d)     Except as disclosed on Section 2.24 of the Disclosure Schedule, none of the Benefit Plans obligates the Company or its Subsidiaries to pay any separation, severance, termination or similar benefit to any director, officer or employee of the Company or any of its Subsidiaries upon termination or as a result of the consummation of the Transactions or as a result of a change in control or ownership within the meaning of Section 280G of the Code.

        (e)     Except as disclosed on Section 2.24 of the Disclosure Schedule, each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including, but not limited to, ERISA and the Code.

        (f)     The Company has complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law (“COBRA”) in all material respects; and the Company has no obligation under any Benefit Plan or otherwise to provide health or life insurance benefits or other welfare-type benefits to former employees of the Company or any other Person, except as specifically required by COBRA.

        (g)     With respect to each Benefit Plan, the Company has provided to Parent and Subco true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual reports filed with the relevant Governmental Authorities (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent summary plan description provided to participants, (v) the most recent determination letter received from the IRS, (vi) all related trust agreements, insurance contracts and other funding arrangements that implement each Benefit Plan and (vii) the actuarial valuations, if any, prepared for each Benefit Plan during the past three (3) years.

        (h)     With respect to each Benefit Plan, all required or recommended payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Effective Date shall have been made or properly accrued on the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2004. None of the Benefit Plans has any material unfunded liabilities.

        (i)     There have been no “prohibited transactions” (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan. No “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. No action, audit, suit, proceeding, claim, hearing or investigation with respect to the administration or the investment of the assets of any Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened, and, to the Company’s Knowledge, there is no basis for any such action, audit, suit, proceeding, claim, hearing or investigation.

        (j)     No notice has been received by the Company or any Subsidiary of any complaints or other proceeding of any kind involving the Company or any Subsidiary or, to the Company’s Knowledge, any of the employees of the Company before any pension board or committee relating to any Benefit Plan.

        (k)     All material reports, returns and similar documents (including applications for approval of contributions) with respect to any Benefit Plan required to be filed with any Governmental Authority or distributed to any Benefit Plan participant have been duly filed in a timely manner or distributed.

        (l)     No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any Benefit Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, fees, penalties or levies under applicable Laws.

        (m)     Each Benefit Plan that is maintained for the benefit of employees located outside of the United States and Canada (each, an “International Plan”) has been maintained, funded and administered in accordance with applicable local Laws. There are no unfunded liabilities associated with any International Plan.

        Section 2.25   Intellectual Property Rights.

        (a)     Section 2.25(a) of the Disclosure Schedule sets forth a complete and correct list (including particulars of registration or application for registration) of all: (i) patented or registered Intellectual Property Rights and pending patent applications and other applications for registration of Intellectual Property Rights owned or filed by or on behalf of the Company or any of its Subsidiaries; (ii) all trade names and unregistered trademarks and service marks owned or used by the Company or any of its Subsidiaries and material to the conduct of its business; (iii) all computer software owned or used by the Company or any of its Subsidiaries (other than off-the-shelf software purchased or licensed for less than a total cost of $10,000); and (iv) all material licenses or similar agreements or arrangements for Intellectual Property Rights to which the Company or any of its Subsidiaries is a party (either as a licensor or licensee).

        (b)     Except as disclosed in Section 2.25(b) of the Disclosure Schedule: (i) the Company and each of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license (and such license is set forth in Section 2.25(a) of the Disclosure Schedule) to use in a manner consistent with past practice, all of the Intellectual Property Rights necessary or used for the operation of its business as currently conducted, free and clear of all Liens; (ii) the Company and its Subsidiaries are not a party to or bound by any Contract or any other obligation that limits their ability to sell, transfer, license, assign, convey, or use any material Intellectual Property Rights owned by the Company or its Subsidiaries; (iii) all Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in the operation of its business as of the date hereof will be owned or available for use by the Company or its Subsidiaries, as applicable, on identical terms and conditions immediately following the Closing; (iv) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights owned or used by the Company or any of its Subsidiaries has been made within the past six (6) years, is currently outstanding or, to the Knowledge of the Company, is threatened, and to the Company’s Knowledge, there are no grounds for the same; (v) to the Company’s Knowledge, no loss or expiration of any material Intellectual Property Right owned or used by the Company or any of its Subsidiaries is threatened, pending or reasonably foreseeable; (vi) neither the Company nor any of its Subsidiaries has received any written notices of, and, to the Company’s Knowledge, there is no, infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Right owned or used by the Company or any of its Subsidiaries (including any demand or request that the Company or any of its Subsidiaries license any rights from a third party); (vii) neither the Company nor any of its Subsidiaries, to the Company’s Knowledge, has infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights or other rights of any third parties and, to the Company’s Knowledge, there is no infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company and each of its Subsidiaries as currently conducted and as currently proposed to be conducted; (viii) to the Company’s Knowledge, no third party has infringed, misappropriated or conflicted with any of the material Intellectual Property Rights of the Company or any of its Subsidiaries; (ix) neither the Company nor any of its Subsidiaries has developed or produced, or is presently developing or producing, any software or Intellectual Property (other than software sold or to be sold by the Company or any of its Subsidiaries in the ordinary course of business) on behalf of any Person other than the Company or any of its Subsidiaries and (x) the Company and each of its Subsidiaries have taken all necessary steps to protect, maintain and safeguard the material Intellectual Property Rights owned or used by it.

        (c)     Except as disclosed in Section 2.25(c) of the Disclosure Schedule, each current and former employee of or consultant to the Company or any Subsidiary has executed an agreement with the Company or such Subsidiary (i) requiring such employee or consultant to maintain the confidentiality of the Company’s and/or such Subsidiary’s trade secrets and other proprietary information and (ii) acknowledging that all work, research or development produced or created by such employee or consultant shall be the sole and exclusive property of the Company and/or such Subsidiary. No current or former employee of, or consultant to, the Company or any Subsidiary owns in his/her own name, or has any other right, title or interest in or to, any material Intellectual Property Rights created or developed by such employee or consultant in the course of his/her relationship with the Company or such Subsidiary and relating to the business of the Company or such Subsidiary, and all such Intellectual Property Rights created or developed by such employee or consultant were properly assigned to the Company or such Subsidiary.

        (d)     The computer systems, including the software, hardware, networks and interfaces, used by the Company and each of its Subsidiaries in the conduct of its business are sufficient for the immediate and future needs of the Company and each of its Subsidiaries, as currently contemplated, including as to capacity and ability to process current and anticipated peak volumes in a timely manner.

        (e)     The software included in the Intellectual Property Rights owned or used by the Company or its Subsidiaries (collectively, the “Company Software”) is not subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that could (i) require, or condition the use or distribution of such software, on the disclosure, licensing, or distribution of any source code for any portion of such software or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use, license or distribute any software. No event has occurred, and no circumstance or condition exists (including the consummation of the Transactions), that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any third party.

        Section 2.26   Customers and Suppliers.

        (a)     Section 2.26 of the Disclosure Schedule sets forth the names of the customers with sales in excess of $500,000 and its suppliers with disbursements in excess of $250,000 for the 12-month period ended December 31, 2004, in each case for the Company and its Subsidiaries on a consolidated basis. Since December 31, 2004, there has been no termination or cancellation of, and no modification or change that is materially adverse to the Company or any of its Subsidiaries in, the business relationship of the Company or any of the Subsidiaries with (i) any such customer or (ii) any such supplier.

        (b)     To the Company’s Knowledge, other than as may be caused by any action or inaction by the Company, Parent or Subco after the Effective Date, there is no reason to believe that the benefits of any relationship with any customer or supplier set forth in Section 2.26 of the Disclosure Schedule will not continue after the Effective Date in substantially the same manner as prior to the date of this Agreement.

        Section 2.27  Investment Canada Act. Neither the Company nor any of its Subsidiaries is engaged in any business listed in Subsection 14.1(5) of the ICA.

        Section 2.28   Approval of Arrangement.

        (a)     The Company’s Board of Directors has unanimously determined (subject to any abstention requirement set forth in Section 120 of the CBCA), after consultation with its advisors, that the Arrangement is fair to the Securityholders and in the best interests of the Company and the Company’s Board of Directors has unanimously resolved to recommend that Shareholders vote in favor of the Arrangement.

        (b)     After reasonable inquiry, the Company’s Board of Directors has been advised and believes that each of the members of the Company’s Board of Directors intends to vote in favor of the Arrangement Resolution all Company Common Shares (including any Company Common Shares issued on the exercise of the Company Stock Options) of which he or she is the beneficial owner or over which he or she has direction or control.

        Section 2.29   Working Capital.

        (a)     On the date hereof, the Company and its Subsidiaries, taken as a whole, have at least $20,000,000 of freely available cash and cash equivalents (after giving effect to the payment of all Company Transaction Expenses incurred or expected to be incurred in connection with the consummation of the Transactions).

        (b)     As of June 30, 2005, the Company and its Subsidiaries, taken as a whole, have $(10,925,578)in Working Capital.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCO

        Each of Parent and Subco hereby represents and warrants to the Company that:

        Section 3.01  Organization and Qualification. Parent is a sociétéà responsabilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg. Subco is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia.

        Section 3.02  Authority Relative to this Agreement. Each of Parent and Subco has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Subco and the consummation by Parent and Subco of the Transactions have been duly and validly authorized by all necessary action and no other proceedings on the part of the Parent and Subco are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Subco and constitutes a legal, valid and binding obligation of each of Parent and Subco enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

        Section 3.03   No Conflict; Required Filings and Consents.

        (a)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (i) conflict with or violate the organizational documents of Parent or Subco or (ii) conflict with or violate any Law applicable to Parent or Subco or by which any property or asset of Parent or Subco is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, materially impair the ability of the Parent or Subco to perform its obligations under this Agreement.

        (b)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the Interim Order and the Final Order and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, individually or in the aggregate would not materially impair the ability of the Parent or Subco to perform its obligations under this Agreement.

        Section 3.04  Information Supplied. None of the information supplied or to be supplied by Parent or Subco in writing specifically for inclusion in the Information Circular or the Other Filings, at the respective time filed with the Canadian Securities Authorities, the SEC or the other Governmental Authorities, and, in addition, in the case of the Information Circular, at the date it is first mailed to the Securityholders or at the time of the Meeting, contains or omits or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 3.05  Brokers. Except for SVB Alliant, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Subco for which the Company or any of its Subsidiaries could become liable or obligated.

        Section 3.06  Sufficient Funds. On the Effective Date, Parent and Subco will have sufficient committed funds to make the payments required to be made by them under this Agreement and the Plan of Arrangement to the extent that the conditions set forth in Section 6.02(g) have been satisfied.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE ARRANGEMENT

        Section 4.01  Conduct of Business by the Company Pending the Arrangement. Between the date of this Agreement and the Effective Time, except as set forth in Section 4.01 of the Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Subco shall otherwise agree in writing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and in a manner consistent in all material respects with past practice (including with respect to the management of Working Capital). Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use all commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries, (iii) preserve the current relationships of the Company and each of its Subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other Persons with which the Company or any of its Subsidiaries has significant business relations, (iv) maintain all of the Leased Premises and other material assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business, (v) maintain all insurance necessary to the conduct of the Company’s business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner and (vii) maintain, protect and enforce all of its material Intellectual Property Rights in a manner consistent in all material respects with past practice. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 4.01 of the Disclosure Schedule, the Company shall not, and shall cause each of its Subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Subco:

        (a)     amend or otherwise change any Organizational Document;

        (b)     issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interests), of the Company or any of its Subsidiaries or (ii) any assets of the Company or any of its Subsidiaries, except for (A) sales of inventory in the ordinary course of business consistent with past practice and (B) issuance of Company Common Shares upon exercise of Company Stock Options that are issued and outstanding on the date hereof or the issuance of Common Shares pursuant to the Stock Purchase Plans;

        (c)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than between any wholly-owned Subsidiary and the Company);

        (d)     reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e)     acquire (including, without limitation, by merger, amalgamation, arrangement, consolidation or acquisition of stock or assets or otherwise) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof;

        (f)     reduce the stated capital of any class of shares of the Company or any of its Subsidiaries;

        (g)     enter into any joint venture or similar agreement, arrangement or relationship;

        (h)     reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;

        (i)     (i) incur any Indebtedness or make any loans, advances, or capital contributions to, or investments in, any other Person or (ii) (A) authorize any unbudgeted capital expenditures which are, in the aggregate, in excess of $25,000, or (B) fail to make any capital expenditure that has been budgeted by the Company or any of its Subsidiaries to be made during such period;

        (j)     (i) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee or otherwise hire or terminate any employee, (ii) grant any salary, wage or bonus increase or (iii) amend or modify any severance policy as in effect on December 31, 2004;

        (k)     establish, adopt, amend or increase benefits under any Benefit Plan or under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting or welfare benefit contract, plan or arrangement (other than as may be required by applicable Law);

        (l)     discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar Law;

        (m)     make or institute any change in accounting procedures or practices unless mandated by Canadian GAAP or US GAAP or otherwise required by law or the rules and policies of the TSX or NASDAQ;

        (n)     take any action that, if taken after December 31, 2004 but prior to the date hereof, would have been required to be disclosed in Section 2.09 of the Disclosure Schedule, unless otherwise permitted under this Section 4.01;

        (o)     enter into any agreement or other arrangement or amend any existing agreement or other arrangement with any director, officer, employee or stockholder of the Company, or, except in the ordinary course of business consistent with past practices, any of its Subsidiaries or any Affiliate of the foregoing;

        (p)     enter into any agreement or other arrangement or amend any existing agreement or other arrangement that is reasonably likely to be material to the business of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice, or renew any agreement for the license of software or the provision of services (including any maintenance contract) for a price or a fee less than the price or fee for such software or services in effect immediately prior to such renewal;

        (q)     make or change any election, change an annual accounting period, adopt or change any accounting method (except as permitted under Section 4.01(m) above), file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of

Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or any of its Subsidiaries;

        (r)     take any action or omit to take any action which would result in a violation of any applicable Law or would cause a breach of any agreement, contract or commitment, which violation or breach would reasonably be expected to have a Company Material Adverse Effect;

        (s)     sell, license, assign, convey or otherwise transfer to any Person any material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

        (t)     abandon, fail to maintain or enforce, or otherwise dispose of any material Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

        (u)     amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

        (v)     authorize or propose, or agree to take, any of the foregoing actions prohibited under Section 4.01.

        Section 4.02   Subsequent Company Documents; Monthly Financial Statements.

        (a)    Subsequent Company Documents. Between the date of this Agreement and the Effective Time, the Company shall file all Company Documents when and as required to be filed by it with the Canadian Securities Authorities, the SEC, TSX and Nasdaq and shall deliver true and complete copies of the same to Parent and Subco as soon as they become available. Such Company Documents shall (i) comply in all material respects with the requirements of Securities Laws and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (b)    Monthly Financial Statements. Not later than the 20th day after the end of each month ending after the date of this Agreement, the Company shall deliver to Parent and Subco a consolidated balance sheet of the Company as of the last day of such month together with an income statement for the month ended on such date. Such financial statements shall be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, each fairly presenting in all material respects the consolidated financial position and results of operations of the Company as at the respective dates thereof and for the respective periods indicated therein and each shall be correct and complete in all material respects and shall be consistent with the books and records of the Company and its Subsidiaries (subject, in each case, to the absence of notes to the financial statements and to normal and recurring year-end adjustments none of which would, individually or in the aggregate, have a Company Material Adverse Effect).

ARTICLE V
ADDITIONAL AGREEMENTS

        Section 5.01  Interim Order; Information Circular; Final Order. Subject to Section 5.04, the Company hereby covenants and agrees with Parent and Subco that, unless Parent and Subco otherwise agree in writing or except as expressly contemplated or permitted by this Agreement:

        (a)      in a timely and expeditious manner and in cooperation with Parent and Subco, it will file, proceed with and diligently pursue an application to the Court for the Interim Order on a date acceptable to Parent and Subco and in any event no later than August 31, 2005;

        (b)      in a timely and expeditious manner it will:

(i) prepare the Information Circular and provide Parent and Subco with reasonable opportunity to review and comment on drafts thereof, taking account of any comments of Parent, file the Information Circular in all jurisdictions where the same is required to be filed and mail the Information Circular as ordered by the Interim Order in any event not later than the Mailing Deadline and in accordance with all applicable Laws, such Information Circular complying in all material respects with all such Laws on the date of mailing thereof and not containing any misrepresentation (as defined under applicable Securities Laws) with respect thereto;

(ii) convene and conduct the Meeting in accordance with the Interim Order, the by-laws of the Company and applicable Laws; and

(iii) provide notice to Parent and Subco of the Meeting and allow the representatives of Parent and Subco to attend the Meeting;

        (c)      it will not adjourn, postpone or cancel the Meeting (or propose to do so), except if quorum is not present at the Meeting or if required by applicable Law or the Shareholders;

        (d)      in a timely and expeditious manner, it will prepare (in consultation with Parent and Subco) and file any mutually agreed (or otherwise required by applicable Securities Laws) amendments or supplements to the Information Circular and mail the same as required by the Interim Order or the Court and in accordance with all applicable Securities Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

        (e)      subject to the approval of the Arrangement Resolution at the Meeting in accordance with the provisions of the Interim Order: (i) it will as soon as possible thereafter, but in no event later than five (5) Business Days thereafter, file, proceed with and diligently pursue an application for the Final Order in cooperation with Parent and Subco and, in applying for the Final Order, it will seek to cause the terms thereof to be consistent with the provisions of this Agreement and will oppose any proposal from any interested party that the Final Order contain any provision inconsistent with this Agreement; and (ii) if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Parent and Subco;

        (f)     it will carry out the terms of the Interim Order and the Final Order as soon as reasonably practicable after the issuance of the Interim Order and the Final Order, respectively, and, subject to the receipt of the Final Order, the satisfaction or waiver of the conditions precedent in favor of the Company and the receipt of the written confirmation of Parent and Subco that the conditions precedent in favor of Parent and Subco have been satisfied or waived (which such confirmation each of Parent and Subco shall provide upon the satisfaction or waiver of all of the said conditions precedent), file articles of arrangement and the Final Order with the Director in order for the Arrangement to become effective and the Plan of Arrangement to be implemented; and

        (g)     it will furnish promptly to Parent and Subco a copy of each notice, report, schedule or other document or communication delivered or filed by the Company in connection with the Arrangement or the Interim Order, or the Meeting with any Governmental Authority in connection with, or in any way affecting, the transactions contemplated herein.

        Section 5.02   Appropriate Action; Consents; Filings.

        (a)     Subject to Section 5.04 hereof, each of the Parties shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Transactions and to complete the Arrangement as promptly as practicable, (ii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) participate and appear in any proceeding relating to the Transactions before Governmental Authorities; and (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under applicable Laws; provided, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing. From the date of this Agreement until the Effective Time, each of the Parties shall promptly notify the other Parties in writing of any pending or, to the Knowledge of the first Party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Arrangement or the Transactions, (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Parent or Subco to own or operate all or any portion of the businesses or assets of the Company or any of its Subsidiaries or (iii) that is reasonably likely to have a Company Material Adverse Effect.

        (b)     The Parties shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Information Circular) in connection with the Transactions.

        (c)     The Parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed or required to be disclosed in the Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring. In the event that any Parties shall fail to obtain any third party consent described above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Party or Parties, to minimize any adverse effect upon the Parties, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

        (d)     If any takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, the Parties shall, to the extent permitted by applicable law, take all action necessary to ensure that the Arrangement and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Arrangement and the other Transactions.

        Section 5.03   Access to Information.

        (a)     From the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) provide to Parent and Subco (and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) full access to all information and documents which Parent and Subco may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company or any of its Subsidiaries. Parent, Subco and their respective affiliates will treat and hold as such any confidential information received from the Company or any of its Subsidiaries in the course of the reviews contemplated by this Section 5.03, except to the extent that any such confidential information (i) becomes generally known to and available for use by the public other than as a result of Parent’s, Subco’s or their respective affiliates’ violation of this Section 5.03, (ii) was obtained by Parent, Subco or their respective affiliates from a source other than the Company or its Representatives and not known to Parent, Subco or their respective affiliates to be subject to non-disclosure agreement with the Company or (iii) is required to be disclosed pursuant to applicable Law or legal process, in which event Parent and Subco shall promptly provide written notice to the Company to allow the Company to seek (at the Company’s expense) a protective order with respect to such information.

        (b)     Notwithstanding the foregoing, with respect to any and all personal information (the “Personal Information”) regarding the employees, customers, directors, officers and shareholders of the Company and its various subsidiaries (collectively, the “MDSI Companies”): (i) Parent and Subco will hold all Personal Information in the strictest confidence and will make reasonable security arrangements to prevent unauthorized access, collection, use, disclosure, copying, modification and disposal of the Personal Information; (ii) Parent and Subco will use or disclose the Personal Information solely for purposes relating to the Transactions and for no other purpose; (iii) if the Transactions proceed, Parent and Subco will: (A) only use or disclose the Personal Information for the purposes for which it was collected, used or disclosed by the MDSI Companies and (B) notify the employees, customers, directors, officers and shareholder whose personal information was disclosed that the Transactions have taken place and that personal information about them has been disclosed to Parent and Subco; (iv) if the Transactions do not proceed, Parent and Subco will (as directed by the Company) securely destroy all Personal Information in Parent or Subco’s custody or control, or return all copies of all such information to the Company; and (v) Parent and Subco will cause all of their employees, directors, officers, professional advisors, agents and other representatives to comply with the above obligations.

        (c)     From the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) (i) provide to Parent and Subco and its Representatives full access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent and Subco or such Representatives may reasonably request.

        (d)     No investigation by any Party, whether prior to the execution of this Agreement or pursuant to this Section 5.03, shall affect any representation or warranty in this Agreement of any other Party hereto or any condition to the obligations of the other Parties hereto.

        Section 5.04   No Solicitation.

        (a)     The Company shall not, and the Company shall cause each of its Subsidiaries not to, and the Company agrees that it shall neither authorize nor permit any of its or its Subsidiaries’ directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing information) any inquiries, discussions or the making of any proposal (other than the Transactions) with respect to any arrangement, amalgamation, merger, consolidation, liquidation, dissolution, recapitalization, take-over bid or other business combination involving the Company or any of its Subsidiaries or acquisition or issuance of any kind of a material portion of the assets or capital stock of the Company or any of its Subsidiaries or any strategic alliance, lease, long-term supply arrangement or other arrangement having the economic effect as a sale or similar transaction or series of transactions (a “Competing Transaction”) or negotiate, explore or otherwise communicate in any way with any Person (other than Parent or Subco or their directors, officers, employees and representatives) with respect to a Competing Transaction or enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to complete the Arrangement or consummate any of the other Transactions; provided, that prior to the vote of the Shareholders at the Meeting, the Company may, if and so long as the Company’s Board of Directors reasonably believes in good faith by a majority vote, based on the advice of its outside counsel as to legal matters, that failing to take such action would be inconsistent with the fiduciary duties of the Company’s Board of Directors under applicable Law, in response to a

Competing Transaction from any Person that was not solicited by the Company in contravention of this Agreement and that did not otherwise result from the breach of this Section 5.04, and subject to compliance with Section 5.04(c), (i) furnish information with respect to the Company to such Person pursuant to a confidentiality and standstill agreement on terms no less favorable to the Company and no more favorable to such Person than the confidentiality and standstill provisions in the Letter Agreement and (ii) participate in discussions or negotiations with such Person regarding any Competing Transaction; provided, however, in each case, that such proposal for a Competing Transaction is not subject to any financing contingency and not subject to other conditions that are more onerous from those set forth in this Agreement and such proposal is, in the business judgment of the Board of Directors of the Company, more favorable to the Shareholders from a financial point of view than the Transactions (including any adjustments to the terms and conditions of such transactions proposed by Subco in response to such Competing Transaction pursuant to Section 5.04(b) below).

        (b)     Neither the Company (or any of its Subsidiaries) nor the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Subco, the approval, adoption or recommendation by the Board of Directors of the Company or any such committee of this Agreement, the Arrangement or the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any Competing Transaction or propose or agree to do any of the foregoing, or (iv) submit any Competing Transaction at the Meeting for purposes of voting upon approval and adoption of the Competing Transaction; provided, however, that prior to the vote of the Shareholders at the Meeting, the Company may, to the extent required by the fiduciary obligations of the Board of Directors (or special committee thereof) of the Company, as determined in good faith by a majority vote of the Board of Directors (or special committee thereof) of the Company, based on the advice of its outside counsel as to legal matters, and after compliance with the following sentence, terminate this Agreement pursuant to Section 7.01(i) (provided, that concurrently with such termination the Company enters into a definitive agreement containing the terms of a Competing Transaction that is not subject to any financing contingency and not subject to other conditions that are more onerous from those set forth in this Agreement and such proposal is, in the business judgment of the Board of Directors of the Company, more favorable to the Shareholders from a financial point of view than the transactions contemplated by this Agreement). If the Company wishes to exercise its right to terminate this Agreement pursuant to this Section 5.04(b), the Company shall, as a condition precedent to the effectiveness of such termination, (A) pay to Vista Equity Partners, LLC (or its designees) the amounts described in Section 7.03(a) by wire transfer of immediately available funds, and (B) deliver to Subco and Parent a written acknowledgment from the Company and the other Person that is party to the Competing Transaction that the Company and such other Person have irrevocably waived any right to contest such payment. Notwithstanding anything in this Agreement to the contrary, the Company may only exercise its right to terminate this Agreement pursuant to this Section 5.04(b) at a time that is after the fifth (5th) Business Day following Parent’s and Subco’s receipt of written notice (the “Competing Notice”) advising Parent and Subco that the Board of Directors (or special committee thereof) of the Company is prepared, subject to any action taken by Parent and Subco pursuant to this sentence, to cause the Company to accept a Competing

Transaction, specifying the material terms and conditions of such Competing Transaction, identifying the Person making such Competing Transaction and specifying the value in financial terms that the Board of Directors (or special committee thereof) of the Company has, after consultation with financial advisors, determined in good faith should be ascribed to any non-cash consideration offered under such Competing Transaction (it being understood and agreed that any amendment or modification of a Competing Transaction shall result in a new Competing Transaction for which a new five (5) Business Day period following a new notice referred to above shall be required under this sentence); provided, however, that Parent and Subco shall have the right during such five (5) Business Day period after receipt of the Competing Notice to offer to adjust the terms and conditions of the Transactions by tendering to the Company a new proposal for such terms and conditions (the “Revised Proposal”); provided, further, that if the Revised Proposal, in the business judgment of the Board of Directors (or special committee thereof) of the Company, after consultation with financial advisors, is substantially the same as the Competing Transaction from a financial point of view, or is more favorable to the Securityholders from a financial point of view than the Competing Transaction, then, subject only to the amendment of this Agreement to incorporate the terms and conditions of the Revised Proposal, the Company shall reject the Competing Transaction and recommend to the Shareholders the approval and adoption of the Revised Proposal, subject again to the terms of this Section 5.04.

        (c)     The Company immediately (and in any event within 12 hours of the relevant event) shall advise Parent and Subco orally and in writing of any Competing Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Competing Transaction or any request for non-public information relating to the Company or any of its Subsidiaries and the identity of the Person making any such Competing Transaction, inquiry or request, and, in each case, the terms and conditions thereof, including any amendment or other modification to the terms of any such Competing Transaction, inquiry or request. The Company shall keep Parent and Subco fully apprised of the status of any proposal relating to a Competing Transaction on a current basis.

        (d)     The Company shall, and shall cause each of the Subsidiaries to, immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than the Parent and Subco) with respect to any Competing Transaction. Neither the Company nor any of its Subsidiaries shall cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company or any Subsidiary by any other party prior to the date of this Agreement. The Company shall immediately request the return or destruction of all information provided to any third parties who have entered into confidentiality agreements with the Company or any of its Subsidiaries with respect to any Competing Transactions, and shall use all reasonable efforts to ensure that such requests are honored.

        (e)     The Company shall ensure that its and each of its Subsidiaries’ officers, directors, employees, agents, advisors and representatives retained by it are aware of the provisions of this Section 5.04, and the Company shall be responsible for any breach of this Section 5.04 by such officers, directors, employees, agents, advisors or other representatives.

        Section 5.05   D&O Indemnification.

        (a)     The Company agrees that, except as may be limited by applicable Laws (including the Sarbanes-Oxley Act of 2002), for seven (7) years from and after the Effective Time, the indemnification obligations set forth in the Organizational Documents for the MDSI Companies as of the date of this Agreement shall survive the consummation of the Transactions and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

        (b)     The Company shall maintain in effect, for a period of seven (7) years from the Effective Time, directors’ and officers’ liability insurance policies (“D&O Tail Insurance”) covering the Persons who are present and former directors and officers of the MDSI Companies (the “Covered Parties”) on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; provided, however, that in no event will the Company be required to pay more than $375,000 to acquire a seven (7)-year tail insurance policy as of the Effective Date to satisfy the requirement set forth in this Section 5.05(b).

        (c)     In the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the Parties agree to cooperate and use their respective reasonable efforts to defend against and respond thereto.

        Section 5.06  Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each of the Parties hereto shall promptly notify the other Parties hereto of:

        (a)     the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be (x) in the case of any such representation or warranty qualified by any materiality qualifier (including Company Material Adverse Effect), untrue or inaccurate or (y) in the case of any other such representation of warranty, untrue or inaccurate in any material respect or (ii) any material covenant or any condition to the obligations of any of the Parties to consummate the Transactions not to be complied with or satisfied;

        (b)     the failure of any of the Parties hereto to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

        (c)     the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

        (d)     the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and

        (e)     any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Party, threatened against, relating to or involving or otherwise affecting the Company, Parent or Subco, which relates to the consummation of the Transactions, in each case, to the extent such event or circumstance is or becomes known to the Party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not be deemed to be an amendment of this Agreement or any Section in the Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

        Section 5.07  Public Announcements. Subject to the following sentences, Parent, Subco and the Company shall consult with each other before issuing, or permitting any of their respective agents to issue, any press release or otherwise making, or permitting any such agent to make, any public statements with respect to this Agreement, the Arrangement or any other Transaction. Prior to the Closing, Parent, Subco and the Company shall not issue, or permit any of their respective agents to issue, any such press release or make, or permit any such agent to make, any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, Nasdaq or TSX and, in such case, shall give prior written notice to, and consult with, all the Parties hereto (and provide the other Parties with a reasonable opportunity to review and comment thereon) prior to such release or statement being issued. The Parties shall agree on the text of joint press releases by which Parent, Subco and the Company will announce, directly or through their respective agents, the execution of this Agreement and the completion of the Arrangement.

        Section 5.08  Shareholder Approval. Subject to Section 5.04, the Company shall take all action necessary or advisable, subject to applicable Law and its Organizational Documents, to obtain the requisite approval of the Arrangement by the Shareholders.

        Section 5.09  Securities Exchange Filings. Unless an exemption shall be expressly applicable, or unless the other Parties agree otherwise in writing, the Company, Parent and Subco will file with the Canadian Securities Authorities, the SEC, the other Governmental Authorities, Nasdaq and TSX, all reports and notices required to be filed by each of them pursuant to the rules and regulations thereunder (including, without limitation, all required financial statements). Such reports, notices and other information shall comply in all material respects with all of the requirements of such rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 5.10  Stock Purchase Plans. The Company shall immediately suspend and shall not accept any further payroll contributions under the Stock Purchase Plans after the date hereof. The Company shall take all necessary actions to permit participants under the Stock Purchase Plans to purchase Company Common Shares prior to the Effective Time with contributions made under the Stock Purchase Plans on or prior to the date hereof (or to obtain a refund of such amounts) and to cause the termination of the Stock Purchase Plans and all rights thereunder as of the Effective Time.

        Section 5.11  Company Stock Options. The Company shall provide each Optionholder with a letter (together with the Information Circular) providing the notice contemplated by section 11.3 of the Company Stock Option Plans stating, among other things, that the Company Stock Options held by such Optionholder have been conditionally accelerated pending completion of the Arrangement, and providing each Optionholder with an election to (i) conditionally exercise its Company Stock Options (subject to the completion of the Arrangement) for Company Common Shares on payment by such Optionholder of the exercise price by check in accordance with section 8.2(a) of the Company Stock Option Plans or (ii) transfer to the Company all (but not less than all) of its Company Stock Options in exchange for a cash payment from the Company equal to the amount (if any) per Company Stock Option by which the Purchase Price exceeds the exercise price of such Company Stock Option. The Company shall not allow Optionholders to exercise Company Stock Options pursuant to sections 8.2(b) or 8.2(c) of the Company Stock Option Plans.

        Section 5.12  Further Assurances. Each of the Parties shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective, as promptly as practicable, the Arrangement and the other Transactions. Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

ARTICLE VI
CONDITIONS TO THE ARRANGEMENT

        Section 6.01  Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Subco to complete the Arrangement and to file the articles of arrangement to give effect to the Arrangement are subject to the satisfaction of the following conditions (or, if permitted by applicable Law, waiver by the Party for whose benefit such conditions exist):

        (a)     the Arrangement Resolution shall have been approved by Shareholders at the Meeting in accordance with Section 2.05;

        (b)     the Interim Order and the Final Order shall have been obtained in form and substance reasonably satisfactory to each of Parent, Subco and the Company and shall not have been set aside or modified in a manner that is reasonably unacceptable to such Party on appeal or otherwise;

        (c)     the articles of arrangement relating to the Arrangement shall be in form and substance reasonably satisfactory to Parent, Subco and the Company;

        (d)     no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of prohibiting the completion of the Arrangement; and

        (e)     all necessary and material governmental and regulatory clearances, consents, or approvals shall have been received on terms reasonably satisfactory to each of Parent, Subco and the Company.

        Section 6.02   Conditions to the Obligations of Parent and Subco. The obligations of each of Parent and Subco to complete the Arrangement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent and Subco of the following further conditions:

        (a)      (i) the Company shall have performed in all material respects all of its covenants, agreements and obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except that each representation and warranty qualified by materiality or by Company Material Adverse Effect shall be true in all respects) as of the Closing Date as if made at and as of such time, except to the extent that a representation or warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects (except that each representation and warranty qualified by materiality or by Company Material Adverse Effect shall be true in all respects) as of such date; and (iii) Parent and Subco shall have received a certificate signed by an executive officer of the Company as to the satisfaction of the conditions set forth in this Section 6.02(a);

        (b)      since the date of this Agreement, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect;

        (c)      the number of Company Common Shares held by the Shareholders who have exercised their Dissent Rights shall not exceed 5% of the aggregate number of Company Common Shares outstanding on the date hereof;

        (d)      Parent and Subco shall have received a release from the Company Financial Advisor and Bear Stearns & Co. Inc. releasing the Company from all obligations under the engagement letters entered into between such parties and confirming that all amounts due to it by the Company have been paid in full and otherwise in form and substance reasonably satisfactory to Parent and Subco;

        (e)      the Company shall have obtained all consents, authorizations, approvals and waivers from third parties that are set forth on Section 2.06(a), Section 2.06(b) and Section 2.15 of the Disclosure Schedule;

        (f)      no act, action, suit or proceeding shall have been threatened or taken before or by any Governmental Authority or Person, whether or not having the force of Law, and no Law shall have been proposed, enacted, promulgated or applied, in either case:

(i) to cease trade, enjoin, prohibit or impose adverse limitations or conditions on the consummation of the Arrangement or on the right of Subco to own or exercise full rights of ownership of the Company Common Shares to be acquired by it under the Arrangement; or

(ii) which, if the Arrangement was consummated, would impose limitations, restrictions or conditions on the business or operations of Parent, Subco, the Company or any of its Subsidiaries, or otherwise impose material fines or penalties on Parent, Subco, the Company or any of its Subsidiaries;

        (g)      Parent and Subco shall have received reasonably satisfactory evidence that the Company and its Subsidiaries, taken as a whole, (i) shall have at least $20,000,000 of freely available cash and cash equivalents immediately prior to the Effective Time (after giving effect to the payment of all Company Transaction Expenses incurred or expected to be incurred in connection with the consummation of the Transactions) and (ii) shall have at least $12,500,000 of cash that is available to Parent and Subco to satisfy, in part, their obligations pursuant to this Agreement and the Plan of Arrangement;

        (h)      the Company shall have delivered to Parent: (i) good standing certificates of the Company from its jurisdiction of incorporation and each jurisdiction where it is qualified to conduct business, dated within ten (10) days prior to the Effective Time; (ii) a certified copy of the resolutions of the Board of Directors of the Company approving the Transactions; (iii) a certified copy of the Company’s Organizational Documents; and (iv) such other documents relating to the transactions contemplated by this Agreement as Parent or Subco may reasonably request;

        (i)      the Company shall have (i) prepared and mailed corrective filings pursuant to the Employee Plans Compliance Resolution System with respect to any delinquent amendments required to be made by law, including, without limitation, EGTRRA, to the Mobile Data Solutions, Inc. 401(k) Savings Plan and the Alliance Systems, Inc. Employee Stock Ownership and Investment Plan during the period between the date of termination of such plans and the date of final distribution of the assets of such plans and (ii) paid all expenses, fees and penalties associated therewith; and

        (j)      at least thirty (30) of the employees set forth in Section 2.25(c) of the Disclosure Schedule shall have entered into a confidentiality and work product agreement with the Company and/or its Subsidiaries substantially in the form attached hereto as Exhibit C; provided, that any deviations from the form of the agreement attached hereto as Exhibit C shall be reasonably acceptable to Parent and Subco.

        Section 6.03  Conditions to the Obligations of the Company. The obligations of the Company to complete the Arrangement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, as the case may be, of the following further conditions:

        (a)     (i) Parent and Subco shall have performed in all material respects all of their respective covenants, agreements and obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of Parent and Subco contained in this Agreement shall be true and correct all material respects (except that each representation and warranty qualified by materiality shall be true in all respects) as of the Closing Date as if made at and as of such time, except to the extent that a representation or warranty is made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects (except that each representation and warranty qualified by materiality shall be true in all respects) as of such date; and (iii) the Company shall have received a certificate signed by an executive officer of Parent and Subco as to the satisfaction of the conditions set forth in this Section 6.03(a).

        (b)     Parent and Subco have the funds necessary to consummate the Transactions.

        Section 6.04   Merger of Conditions. The conditions set out in Section 6.01, Section 6.02 and Section 6.03 shall be conclusively deemed to have been satisfied, waived or released upon issuance of a certificate of arrangement in respect of the Arrangement under the CBCA. The Company acknowledges and agrees that it shall have no right to file articles of arrangement unless such conditions have been satisfied, fulfilled or waived.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.01   Termination. This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval by the Shareholders of the Arrangement:

        (a)     by written consent of Parent, Subco and the Company;

        (b)     by Parent, Subco or the Company if (i) any court of competent jurisdiction in the United States or Canada or any other Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the completion of the Arrangement (provided, however, that no Party may terminate this Agreement pursuant to this Section 7.01(b) prior to October 31, 2005 if the Party subject to such order, decree or ruling is using its commercially reasonable efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (ii) the Effective Time shall not have occurred on or before October 31, 2005; provided, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any Party whose breach of any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

        (c)     by Parent, Subco or the Company if the Meeting shall have been held and the Shareholders shall have failed to approve the Arrangement at the Meeting; provided, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to the Company if its breach of any obligation under this Agreement has been the cause of or resulted in the failure to obtain such approval by the Shareholders;

        (d)     by Parent or Subco if the Board of Directors of the Company or any committee thereof (i) shall withdraw, modify or change in a manner adverse to Parent or Subco, or refrain from giving its approval or recommendation of the Arrangement or any of the Transactions, (ii) recommends a Competing Transaction with respect to the Company to the Securityholders pursuant to Section 5.04 or (iii) fails to reaffirm its recommendation of the Arrangement by press release not later than the third (3rd) Business Day after the public announcement of a Competing Transaction (or, in the event that the Meeting will be scheduled to commence within such period, at least one (1) Business Day prior to the scheduled date of the Meeting); provided, however, that any such reaffirmation made by the Company shall not prevent or preclude the Board of Directors from fulfilling its fiduciary duties pursuant to, and as permitted under, Section 5.04 in respect of any Competing Transaction; it being acknowledged that, in the event that a reaffirmation is made by the Board of Directors in accordance with this Section 7.01 following the public announcement or commencement of any Competing Transaction, neither Parent nor Subco shall have the right to terminate this Agreement under this Section 7.01(d) (and no Fee or Reimbursable Expenses shall be payable under Section 7.03) unless and until the Company exercises its right to terminate this Agreement pursuant to Section 5.04(b);

        (e)     by the Company upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 6.03(a) would not be satisfied; provided, however, that, if such breach is curable by Parent or Subco through the exercise of its commercially reasonable efforts and Parent or Subco continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.01(e) unless such breach is not cured within 30 days from the date on which the Company delivers to Parent or Subco written notice setting forth in reasonable detail the circumstances giving rise to such breach;

        (f)     by Parent or Subco upon a breach of any covenant or agreement set forth in this Agreement such that the condition set forth in Section 6.02(a)(i) would not be satisfied; provided, however, that, if such breach is curable by the Company through the exercise of its commercially reasonable efforts and the Company continues to exercise such commercially reasonable efforts, Parent or Subco may not terminate this Agreement under this Section 7.01(f) unless such breach is not cured within 30 days from the date on which Parent or Subco delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach;

        (g)     by Parent or Subco upon a breach of any representation or warranty set forth in this Agreement such that the condition set forth in Section 6.02(a)(ii) would not be satisfied; provided, however, that, if such breach is curable by the Company through the exercise of its commercially reasonable efforts and the Company continues to exercise such commercially reasonable efforts, Parent or Subco may not terminate this Agreement under this Section 7.01(g) unless such breach is not cured within 30 days from the date on which Parent or Subco delivers to the Company written notice setting forth in reasonable detail the circumstances giving rise to such breach;

        (h)     by Parent or Subco upon a breach of the Support Agreement by Dysthe; or

        (i)     by the Company in accordance with Section 5.04(b).

        Section 7.02   Method of Termination; Effect of Termination.

        (a)     Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating Party to the other Parties hereto in the manner hereinafter provided in Section 8.03.

        (b)     Except as provided in Section 8.01, in the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the Parties hereto or any of their respective officers or directors and all rights and obligations of any Party hereto shall cease, except for (i) fraud or intentional misrepresentation and (ii) as set forth in Section 7.03; provided, however, that nothing herein shall relieve any Party from liability for, or be deemed to waive any rights of specific performance of this Agreement or other equitable remedy available to a Party by reason of any breach by the other Party or Parties of this Agreement.

        Section 7.03   Payments on Termination.

        (a)     In the event that this Agreement is terminated pursuant to Section 7.01(d), Section 7.01(f), Section 7.01(h) or Section 7.01(i), the Company shall, within five (5) Business Days of such termination, pay (or direct the payment to) Subco (or its designee) by wire transfer of immediately available funds to the account(s) specified by Subco, an amount in cash equal to $3,500,000 (the “Fee”); provided, however, that if the Company terminates this Agreement pursuant to Section 7.01(i), then notwithstanding the foregoing, the Company shall be required to pay (or direct the payment of) the foregoing amounts to Subco (or their designee) as a condition precedent to the effectiveness of such termination as provided in Section 5.04(b).

        (b)     In the event that this Agreement is terminated pursuant to Section 7.01(g), the Company shall, within five (5) Business Days of such termination, pay (or direct the payment of) the Fee to Subco (or its designee) by wire transfer of immediately available funds to the account(s) specified by Subco; provided, however, that if (x) the termination of this Agreement is attributable to a breach by the Company of any Specific Representation that was true and correct in all respects as of the date hereof but ceases to be true and correct after the date hereof such that the condition set forth in Section 6.02(a)(ii) would not be satisfied and (y) the Company has not otherwise breached any other representation, warranty, covenant or agreement set forth in this Agreement, then the Company shall, within five (5) Business Days of such termination, pay (or direct the payment to) Subco (or its designee) by wire transfer of immediately available funds to the account(s) specified by Subco, an amount in cash equal to $2,000,000.

        (c)     In the event that this Agreement is terminated pursuant to clause (ii) of Section 7.01(b) as a result of the failure of the conditions set forth in Section 6.02(d), Section 6.02(g) or Section 6.02(j) from being satisfied, then the Company shall, within five (5) Business Days after this Agreement is terminated (whether by Parent, Subco or the Company), pay (or direct the payment to) Subco (as its designee) by wire transfer of immediately available funds to the account(s) specified by Subco, an amount in cash equal to $2,000,000.

        (d)     In the event that this Agreement is terminated pursuant to Section 7.01(c), then the Company shall, within five (5) Business Days after this Agreement is terminated (whether by Parent, Subco or the Company), pay (or direct the payment to) Subco (or its designee) by wire transfer of immediately available funds to the account(s) specified by Subco, an amount in cash equal to $2,000,000; provided, that in the event that the Company consummates a Competing Transaction or enters into a definitive agreement or letter of intent for a Competing Transaction within 12 months following the date that this Agreement is terminated, then the Company shall, on the date such Competing Transaction is consummated or such definitive agreement or letter of intent is entered into, as the case may be, pay (or direct the payment to) Subco (or its designee) by wire transfer of immediately available funds to the account(s) specified by Subco, an additional amount in cash equal to $1,500,000; provided, further, that in the event that (x) a Competing Transaction shall have been made known to the Shareholders generally or have been made directly to the Shareholders generally or any Person shall have publicly announced an intention to make a proposal for a Competing Transaction and such Competing Transaction or announced intention shall not have been withdrawn prior to the Meeting, (y) the Arrangement is not approved by the Shareholders at the Meeting and this Agreement is terminated pursuant to Section 7.01(c) and (z) within 18 months following such termination, the Company consummates a Competing Transaction or enters into a definitive agreement or letter of intent for a Competing Transaction, then the Company shall, on the date such Competing Transaction is consummated or such definitive agreement or letter of intent is entered into, as the case may be, pay (or direct the payment to) Subco (or its designee) by wire transfer of immediately available funds to the account(s) specified by Subco, an additional amount in cash equal to $1,500,000.

        (e)     In the event that this Agreement is terminated pursuant to Section 7.01(e), then Parent shall, within five (5) Business Days of such termination, pay (or direct the payment of) an amount in cash equal to the aggregate amount of the reasonable costs, fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the pursuit of the Transactions (including reasonable fees and expenses of legal, accounting and financial advisors), in each case, as such expenses may be estimated by the Company in good faith prior to the date of such payment, subject to an adjustment payment between the Parties upon the Company’s definitive determination of such expenses; provided, that such amounts shall not exceed $750,000 in the aggregate. Any such payment shall be by wire transfer of immediately available funds to account(s) specified by the Company.

        (f)     In the event that this Agreement is terminated pursuant to Section 7.01(a) or Section 7.01(b) (other than as described in Section 7.03(c)), all expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same.

        Section 7.04  Amendment. This Agreement may be amended by written agreement of the Parties hereto at any time before or after the holding of the Meeting but not later than the Effective Date without, subject to applicable Law, further notice to or authorization from the Securityholders. The Parties mutually agree that, subject to any requirements imposed by the Interim Order or the Final Order, if a Party proposes any amendment or amendments to this Agreement or to the Plan of Arrangement, the other Parties will act reasonably in considering such amendment and, if the other Parties and the Securityholders are not prejudiced by reason of any such amendment, the other Parties will cooperate in a reasonable fashion with the Party proposing the amendment so that such amendment can be effected subject to applicable Law and the rights of the Securityholders.

        Section 7.05  Waiver. At any time prior to the Effective Time, any Party hereto may (i) extend the time for the performance of any obligation or other act of any other Party hereto, (ii) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered by the other Party pursuant hereto and (iii) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in paragraphs (a) and (d) of Section 6.01) contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party or Parties to be bound thereby or pursuant to Section 6.04.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.01  Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Section 5.02, Section 5.05 and Section 5.12 shall survive the Effective Time indefinitely (or until the earlier termination in accordance with the terms thereof), and those set forth in Section 5.07, Section 7.03 and Section 7.05 and this Article VIII shall survive termination indefinitely.

        Section 8.02  Expenses. Except as provided in Section 7.03, all fees, costs and expenses incurred by the Parties shall be borne solely and entirely by the Party which has incurred the same. For the avoidance of doubt, all expenses related to printing and mailing of the Information Circular and other regulatory filing fees incurred by the Company or any of its Subsidiaries in connection with the Transactions shall be deemed to have been incurred by the Company.

        Section 8.03  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the addresses set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.03). The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission, the date of such transmission if sent during normal business hours on a Business Day, failing which it shall be deemed to have been received on the next Business Day.

if to Parent or Subco:

Fortezza Holdings S.a.r.l. c/o Mercuria Services S.A. 8-10, rue Mathias Hardt BP 3023 L-1030 Luxembourg Telecopy: +352 48 06 31 Attention: Alain Peigneux and Catherine Koch

and

Beech Investment Corp. c/o Farris Vaughan 700 West Georgia Street, 25th Floor Vancouver, British Columbia V7Y 1B3 Telecopy: (604) 661-9349 Attention: Dean O'Leary

with copies (that will not constitute notice to Parent or Subco) to:

Vista Equity Partners 150 California Street, 19th Floor San Francisco, CA 94111 Telecopy: (415) 765-6666 Attention: Brian N. Sheth

and

Kirkland & Ellis LLP Citicorp Center 153 East 53rd Street New York, New York 10022-4611 Telecopy: (212) 446-4900 Attention: Eunu Chun, Esq.

and

Davies Ward Phillips & Vineberg LLP 1 First Canadian Place, 44th Floor Toronto, Ontario Canada M5X 1B1 Telecopy: (416) 863-0871 Attention: Patricia Olasker, Esq.

if to the Company:

MDSI Mobile Data Solutions Inc. 10271 Shellbridge Way Richmond BC Canada V6X 2W8 Telecopy: (604) 207-6062 Attention: Eric Dysthe

with copies (that will not constitute notice to the Company) to:

Dorsey & Whitney LLP U.S. Bank Centre 1420 Fifth Avenue Seattle, Washington 98101 Telecopy: (206) 903-8820 Attention: Randal R. Jones, Esq.

and

Davis & Company LLP 2800 Park Place 666 Burrard Street Vancouver, B.C. V6C 2Z7 Telecopy: (604) 605-3797 Attention: Don Collie, Esq.

        Section 8.04   Certain Definitions. For purposes of this Agreement, the term:

        “$” means the lawful money of the United States, unless otherwise specified.

        “Accounting Changeover” has the meaning set forth in Section 2.07(b).

        “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such specified Person.

        “Agreement” has the meaning as set forth in the first paragraph.

        “Arrangement” means the proposed arrangement involving Subco, the Company and the Securityholders under the provisions of section 192 of the CBCA, on the terms and subject to conditions set forth in the Plan of Arrangement and all amendments thereto made in accordance with Section 7.04 hereof and Article 5 of the Plan of Arrangement or upon the direction of the Court in the Final Order.

        “Arrangement Resolution” means the special resolution to be passed by the Shareholders at the Meeting approving the Arrangement.

        “Benefit Plan” has the meaning as set forth in Section 2.24(a).

        “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Vancouver, British Columbia or San Francisco, California are authorized or required by Law to be closed for business.

        “Canadian GAAP” has the meaning as set forth in Section 2.07(b).

        “Canadian Securities Authorities” means the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada.

        “CBCA” means the Canadian Business Corporations Act, R.S.C. 1985, c. C-44, as amended.

        “COBRA” has the meaning as set forth in Section 2.24(f).

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Company” has the meaning as set forth in the recitals.

        “Company Common Shares” has the meaning set forth in the recitals.

        “Company Documents” has the meaning set forth in Section 2.07(a).

        “Company Financial Advisor” has the meaning set forth in Section 2.11.

        “Company Financial Statements” has the meaning set forth in Section 2.07(b).

        “Company Material Adverse Effect” has the meaning set forth in Section 2.01.

        “Company Software” has the meaning set forth in Section 2.25(e).

        “Company Stock Option Plans” means, collectively, the stock option plans of the Company, including the 1995 Stock Option Plan, the 1996 Stock Option Plan, the 1997 Stock Option Plan, the 1998 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Stock Option Plan, as such plans may be amended from time to time.

        “Company Stock Options” means options exercisable for Company Common Shares granted prior to the Effective Date pursuant to the Company Stock Option Plans.

        “Company Transaction Expenses” means the sum of (i) all fees, commissions, costs and expenses incurred or payable by the Company or any of its Subsidiaries (including amounts payable to Bear Stearns & Co. Inc.) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions (excluding the (A) fees and expenses of Company Financial Advisor in an amount not to exceed $320,000 in the aggregate, (B) fees and expenses of Bear Stearns & Co. Inc. in an amount not to exceed $1,600,000 in the aggregate, (C) fees and expenses of legal counsel retained by the Company or its Board of Directors (or the special committee thereof) in an amount not to exceed $500,000 in the aggregate, (D) the costs of providing the D&O Tail Insurance in accordance with Section 5.05(b), (E) the amount of severance payable under the agreement set forth as item 1 in Section 2.21 of the Disclosure Schedule as a result of the consummation of the Transactions in an amount not to exceed CAD$220,000 and (F) to the extent that all of the conditions set forth in Section 6.01 and Section 6.02 (other than Section 6.02(g)) have been satisfied, the costs attributable to satisfying such conditions in an amount not to exceed $50,000 in the aggregate), and (ii) all severance payments required to be made to officers, employees or consultants of the Company or any of its Subsidiaries that arise solely as a result of the consummation of the

Transactions and without the requirement of notice or satisfaction of any other conditions precedent.

        “Competing Notice” has the meaning as set forth in Section 5.04(b).

        “Competing Transaction” has the meaning as set forth in Section 5.04(a).

        “Competition Act” means the Competition Act (Canada), as amended.

        “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated March 29, 2005 between Vista Equity Fund II, L.P. and the Company, as it may be amended from time to time.

        “Contracts” has the meaning as set forth in Section 2.17.

        “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

        “Court” means the Supreme Court of British Columbia.

        “Covered Parties” has the meaning as set forth in Section 5.05(b).

        “D&O Tail Insurance” has the meaning as set forth in Section 5.05(b).

        “Director” means the Director appointed pursuant to section 260 of the CBCA.

        “Disclosure Schedule” has the meaning set forth in the first paragraph of Article II.

        “Dissent Rights” means the right of a Shareholder to dissent in respect of the Arrangement pursuant to the procedures set forth in section 190 of the CBCA, Section 3.1 of the Plan of Arrangement, the Interim Order and the Final Order.

        “Dysthe” has the meaning set forth in the recitals.

        “Effective Date” means the effective date of the Arrangement, being the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement.

        “Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date.

        “Environmental and Safety Laws” shall mean, whenever enacted or in effect, all United States (federal, state or local), Canadian (federal, provincial or local) and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment.

        “ERISA” has the meaning as set forth in Section 2.24(a).

        “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

        “Fee” has the meaning set forth in Section 7.03(a).

        “Final Order” means the final order of the Court approving the Arrangement, as such may be amended or modified by the highest court to which appeal may be applied.

        “Governmental Authority” means any United States (federal, state or local), Canadian (federal, provincial or local), foreign or supra-national government, or governmental, regulatory or administrative authority, agency or commission.

        “HSR Act” means the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

        “ICA” means the Investment Canada Act (Canada), as amended, and the rules and regulations thereunder.

        “Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee to a creditor, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vi) any indebtedness secured by a Lien on a Person’s assets, (vii) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (viii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice).

        “Information Circular” means the management information circular of the Company (including the letter of transmittal included therewith) in the English language seeking approval of the Arrangement Resolution to be sent to Securityholders in connection with the Meeting.

        “Intellectual Property Rights” means, collectively, all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; all inventions (whether or not patentable and whether or not reduced to practice) and improvements thereto; all trademarks, service marks, trade dress, trade names, Internet domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all the goodwill associated therewith; all mask works; all copyrightable works and all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, databases, documentation and software (including source code and object code), financial business and marketing plans, customer and supplier lists, pricing and cost information and related information, marketing materials; all other proprietary and intellectual property rights; and all copies and tangible embodiments thereof (in whatever form or medium).

        “Interim Order” means the interim order of the Court to be issued pursuant to the application referred to in Section 1.01.

        “International Plan” has the meaning as set forth in Section 2.24(b).

        “IRS” has the meaning as set forth in Section 2.24(b).

        “Knowledge” with respect to the Company, means the actual knowledge, after reasonable investigation, of Erik Dysthe, Glenn Kumoi, Verne Pecho, Neil McDonnell, Ronald Toffolo, David Fischer and Edward Yip.

        “Laws” has the meaning set forth in Section 2.06(a).

        “Leased Premises” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

        “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds an interest in the Leased Premises, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

        “Letter Agreement” means the letter agreement, dated May 25, 2005, by and between the Company and Vista Equity Fund II, L.P.

        “Lien” shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset.

        “Mailing Deadline” has the meaning set forth in Section 1.04(a).

        “Material Permit” has the meaning as set forth in Section 2.23.

        “MDSI Companies” has the meaning set forth in Section 5.03(b).

        “Meeting” means the special meeting of Shareholders to be called and held for the purpose of considering the Arrangement Resolution and any adjournment(s) or postponement(s) thereof.

        “Meeting Deadline” has the meaning set forth in Section 1.04(b).

        “Nasdaq” means National Association of Securities Dealers Automated Quotation.

        “Optionholder” means a holder of Company Stock Options.

        “Organizational Documents” has the meaning as set forth in Section 2.02.

        “Other Filings” has the meaning as set forth in Section 2.13.

        “Parent” has the meaning as set forth in the recitals.

        “Party or Parties” has the meaning set forth in recitals.

        “Permits” shall mean all franchises, licenses, authorizations, approvals, permits, consents or other rights granted by an Governmental Authority and all certificates of convenience or necessity, immunities, privileges, licenses, concessions, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties by the Company or any Subsidiary as currently conducted or used.

        “Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        “Personal Information” has the meaning set forth in Section 5.03(b).

        “Plan of Arrangement” means the plan of arrangement of the Company substantially as set out in Exhibit A attached hereto and forming a part hereof and all amendments thereto made in accordance with Section 7.04 hereof, Article 5 of the Plan of Arrangement, or upon the direction of the Court in the Final Order.

        “Purchase Price” has the meaning set forth in the recitals.

        “Representatives” has the meaning set forth in Section 5.03(a).

        “Revised Proposal” has the meaning set forth in Section 5.04(b).

        “SEC” means the United States Securities and Exchange Commission.

        “Securities” means, collectively, the Company Common Shares and the Company Stock Options.

        “Securities Act” means the United States Securities Act of 1933, as amended.

        “Securities Laws” means, collectively, the CBCA, the Securities Act (British Columbia), the Securities Act (Ontario), and the equivalent legislation in the other provinces of Canada, the Securities Act and the Exchange Act, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, national and local instruments, regulations, rulings, orders, forms and written policies made or promulgated under such statutes and the published policies of regulatory authorities administering such statutes, as well as the rules, regulations, by-laws and policies of the TSX and Nasdaq.

        “Securityholders” means, collectively, the Shareholders and the Optionholders.

        “Shareholder” means a holder of Company Common Shares.

        “Specific Representation” means a representation or warranty set forth in Section 2.08(a), Section 2.08(b), Section 2.09(e), Section 2.09(f), Section 2.10, Section 2.17(d), Section 2.22(a), Section 2.25(b)(iv), Section 2.25(b)(vi), Section 2.25(b)(viii) or Section 2.26(a).

        “Stock Purchase Plans” means, collectively, all stock purchase plans of the Company, including the 2002 Employee Stock Purchase Plan, as amended.

        “Subco” has the meaning as set forth in the recitals.

        “Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

        “Support Agreement” means, the agreement dated the date hereof and attached hereto as Exhibit B, between Parent and Dysthe pursuant to which, among other things, Dysthe has agreed on the terms and subject to the conditions therein, irrevocably to support the Arrangement and to vote the Securities beneficially owned by Dysthe, or in respect of which Dysthe controls or directs the voting rights attaching thereto, in favor of the Arrangement Resolution.

        “Tax” or “Taxes” means federal, state, provincial, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

        “Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

        “Transactions” means the transactions contemplated by this Agreement (including the Arrangement).

      “TSX” means the Toronto Stock Exchange.

        “US GAAP” has the meaning as set forth in Section 2.07(b).

        “WARN Act” has the meaning as set forth in Section 2.22.

        “Working Capital” means the current assets (excluding cash) of the Company and its Subsidiaries minus the current liabilities of the Company and its Subsidiaries, in each case, determined in accordance with US GAAP applied on a consistent basis with the Company Financial Statements.

        Section 8.05  Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (v) “hereunder,”“hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) references to “$" will be references to United States Dollars; and (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

        Section 8.06  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Arrangement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Arrangement be completed as originally contemplated to the fullest extent possible.

        Section 8.07  Entire Agreement; Assignment. This Agreement (including the exhibits hereto and the Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, including the Letter Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, except that Parent or Subco may assign all or any of its rights and obligations hereunder to any Affiliate of Parent or Subco or as security to any financing source; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder if such assignee does not perform such obligations.

        Section 8.08  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than as intended under Section 5.05, which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

        Section 8.09  Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled, without the parting of a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 8.10  Governing Law; Jurisdiction; Waiver of Jury Trial. THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICT OF LAW RULE OR PRINCIPLE THAT WOULD REFER TO THE LAWS OF ANOTHER JURISDICTION). EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING THAT IS OTHERWISE PERMITTED UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MUST BE BROUGHT AND/OR DEFENDED IN SUCH COURT. EACH PARTY HERETO CONSENTS TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE APPLICABLE LAW OF THE FORUM IN ANY ACTION BROUGHT UNDER OR ARISING OUT OF THIS AGREEMENT, AND EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT EACH MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

        Section 8.11  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.12  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 8.13  Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable either to this Agreement or such other documents and instruments.

        Section 8.14  Disclosure Schedule. The Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement, and the matters set forth therein are not intended to constitute, and shall not be construed to constitute, representations or warranties of the Company, except and to the extent provided in this Agreement.

        Section 8.15  Confidentiality Agreement. Upon the consummation of the Transactions, the Company acknowledges that the obligations of Vista Equity Fund II, L.P. and its Affiliates under the Confidentiality Agreement shall be terminated in all respects and shall be of no further force or effect.

* * * * *

        IN WITNESS WHEREOF, Parent, Subco and the Company have caused this Arrangement Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MDSI MOBILE DATA SOLUTIONS INC.

By: ______________________
Name:
Title:

Fortezza Holdings S.A.R.L.

By: /s/ Robert F. Smith
Name:     Robert F. Smith
Title: Managing Partner

BEECH INVESTMENT CORP.

By: /s/ Robert F. Smith
Name:     Robert F. Smith
Title: Managing Partner

EXHIBIT A
TO THE ARRANGEMENT AGREEMENT DATED JULY 29, 2005
BETWEEN MDSI MOBILE DATA SOLUTIONS INC.,
FORTEZZA
HOLDINGS S.ÀR.L. AND BEECH INVESTMENT CORP.

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1	Definitions

        In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquiror” means Beech Investment Corp., a corporation existing under the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57;

“Arrangement”means the arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendments or modifications hereto made in accordance with section 7.04 of the Arrangement Agreement and Article 5 hereof or the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated July 29, 2005 between Parent, Acquiror and the Company providing for, among other things, the Arrangement, to which this Plan of Arrangement is attached as Exhibit A, and all amendments, modifications and supplements thereto;

“ArrangementResolution” means the special resolution passed by the Shareholders at the Meeting approving the Arrangement;

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Vancouver, British Columbia or San Francisco, California are authorized or required by law to be closed for business;

“Cash-Out Election” means an election in respect of an Option pursuant to which the Optionholder has duly elected (pursuant to the election form forwarded by the Company to Optionholders or in such other manner as is reasonably acceptable to the Company and Acquiror) to receive, in lieu of Common Shares, cash from the Company in accordance with Subsection 2.2(c);

“CBCA”means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“Common Shares” means the common shares in the capital of the Company;

“Company”means MDSI Mobile Data Solutions Inc., a corporation existing under the CBCA;

“Court”means the Supreme Court of British Columbia;

“Depositary”means Computershare Trust Company of Canada at its principal office in Vancouver;

“Dissent Rights” means the right of a Shareholder to dissent in respect of the Arrangement Resolution pursuant to the procedures set forth in section 190 of the CBCA, Section 3.1, the Interim Order and the Final Order;

“Dissenting Shareholder” means a Shareholder who exercises such holder’s Dissent Rights;

“Effective Date” means the date the Arrangement is effective under the CBCA;

“Effective Time”means 12:01 a.m. (Vancouver time) on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or modified by the highest court to which an appeal may be made;

“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Meeting;

“Letter of Transmittal” means the letter of transmittal forwarded by the Company to Shareholders, together with the management proxy circular in respect of the Meeting, or such other equivalent form of letter of transmittal reasonably acceptable to the Company and Acquiror;

“Meeting”means the special meeting of Shareholders to be held for the purpose of considering the Arrangement Resolution, and any adjournment(s) or postponement(s) thereof;

“Option”means an option to acquire Common Shares duly granted prior to the Effective Date pursuant to the Stock Option Plans;

“Optionholder”means a holder of Options;

“Parent” means Fortezza Holdings S.ar.l., a societe a responsabilite limitee existing under the laws of Luxembourg;

“Plan of Arrangement” means this plan of arrangement as the same may be amended, modified or supplemented from time to time in accordance with section 7.04 of the Arrangement Agreement and Article 5 hereof or the direction of the Court in the Final Order;

“Securityholders”means, collectively, the Shareholders and the Optionholders;

“Shareholder”means a holder of Common Shares;

“Stock Option Plans” means, collectively, all stock option plans of the Company, including the 1995 Stock Option Plan, the 1996 Stock Option Plan, the 1997 Stock Option Plan, the 1998 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Stock Option Plan, as amended; and

“Stock Purchase Plans” means, collectively, all stock purchase plans of the Company, including the 2002 Employee Stock Purchase Plan, as amended.

1.2	Construction

              In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Plan of Arrangement and not to any particular Article, Section or Subsection;

(b)	references to an “Article”, “Section” or “Subsection” are references to an Article, Section or Subsection of this Plan of Arrangement;

(c)	words importing the singular shall include the plural and viceversa, words importing gender shall include the masculine, feminine and neuter genders, and references to a “person” or “persons” shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	the word “includes” or “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

(f)	a reference to a statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or regulation.

1.3	Currency

             All references to currency herein are to United States dollars unless otherwise specified.

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement Agreement

        This Plan of Arrangement is made pursuant to the provisions of the Arrangement Agreement and constitutes an arrangement as referred to in section 192 of the CBCA.

2.2	The Arrangement

             Commencing at the Effective Time, subject to the Dissent Rights referred to in Section 3.1, the following shall occur and be deemed to occur in the following order without any further act or formality, with each transaction or event being deemed to occur immediately after the occurrence of the transaction or event immediately preceding it:

(a)	Acquiror (or one of its Affiliates (as defined in the CBCA)) shall provide a loan to the Company in an amount equal to the aggregate amount payable by the Company pursuant to Subsection 2.2(c), with such loan to be evidenced by a demand promissory note issued by the Company to the relevant lender.

(b)	Each Option that becomes exercisable as a result of the Arrangement, notwithstanding any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be conditionally vested and exercisable only as part of the Arrangement.

(c)	Each Option in respect of which a valid Cash-Out Election has been made shall be transferred by the Optionholder to the Company in exchange for a cash payment from the Company equal to the amount (if any) by which $8.00 exceeds the exercise price thereof (provided that if such exercise price is expressed in Canadian dollars, it shall be converted to United States dollars on the basis of the noon rate of exchange of the Bank of Canada on the Business Day immediately preceding the Effective Date).

(d)	Each Option that has not been duly exercised by the Optionholder prior to the Effective Time or in respect of which a valid Cash-Out Election has not been made shall be transferred by the Optionholder to Acquiror in exchange for a cash payment from Acquiror equal to the amount (if any) by which $8.00 exceeds the exercise price thereof (provided that if such exercise price is expressed in Canadian dollars, it shall be converted to United States dollars on the basis of the noon rate of exchange of the Bank of Canada on the Business Day immediately preceding the Effective Date).

(e)	All Options (whether or not then vested) and the Stock Option Plans shall be cancelled and terminated and the Company shall have no liabilities or obligations with respect to any Options or the Stock Option Plans, except pursuant to Subsections 2.2(c) and 2.2(d).

(f)	The Stock Purchase Plans and all subscription agreements thereunder shall be cancelled and terminated and the Company shall have no liabilities or obligations with respect to the Stock Purchase Plans and all subscription agreements thereunder.

(g)	Each Common Share (other than those held by Dissenting Shareholders) shall be transferred to and acquired by Acquiror in exchange for a cash payment of $8.00 per Common Share.

(h)	In respect of each Common Share transferred pursuant to Section 2.2(g), the name of the Shareholder shall be removed from the register of Shareholders and the name of Acquiror shall be added to the register of Shareholders.

ARTICLE 3
RIGHTS OF DISSENT

3.1	Rights of Dissent

             Registered holders of Common Shares may exercise Dissent Rights pursuant to and in the manner set forth in section 190 of the CBCA and in this Section 3.1 in connection with the Arrangement Resolution as the same may be modified by the Interim Order or the Final Order; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company before 5:00 p.m. (Vancouver time) on the second Business Day preceding the Meeting. Registered holders of Common Shares who duly exercise such Dissent Rights and who:

(a)	are ultimately entitled to be paid the fair value of their Common Shares shall be deemed to have transferred such shares to Acquiror on the Effective Date contemporaneously with the step of this Plan of Arrangement set out in Subsection 2.2(g) being effective; or

(b)	are ultimately not entitled to be paid the fair value for their Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Shareholder as at and from the Effective Time, but in no case shall the Company, Parent, Acquiror or any other person be required to recognize such holders as holders of Common Shares after the Effective Time, and the names of such holders shall be deleted from the register of Shareholders as of the Effective Time. In addition to any other restrictions in section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Optionholders; and (ii) Shareholders who vote in favour of the Arrangement Resolution.

ARTICLE 4
PAYMENT OF CONSIDERATION

4.1	Exchange of Certificates for Cash

        On the Effective Date, Acquiror shall deposit cash in immediately available funds (at Vancouver) with the Depositary for the benefit of Shareholders, in an amount sufficient to pay the aggregate consideration payable pursuant to Subsection 2.2(g). From and after the deposit of such cash, the Depositary shall be considered to hold such funds for the sole benefit of the Shareholders. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares that were exchanged for cash under this Plan of Arrangement, together with a duly completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate or other instrument shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive pursuant to Section 2.2(g).

        The cash deposited with the Depositary shall be held in an interest bearing account, and any interest earned upon such funds shall be for the account of Acquiror.

        Until surrendered as contemplated by this Section 4.1, each certificate or other instrument which immediately prior to the Effective Time represented Common Shares shall be deemed at all times after the Effective Time to represent only the right to receive, upon surrender of such certificates, the cash payment contemplated by this Section 4.1.

4.2	Lost Certificates

        In the event that any certificate which, immediately prior to the Effective Time, represented one or more outstanding Common Shares transferred pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for such lost, stolen or destroyed certificate, the person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to Acquiror and the Depositary in such sum as Acquiror may direct, or otherwise indemnify Acquiror in a manner satisfactory to Acquiror, against any claim that may be made against Acquiror in respect of the certificate alleged to have been lost, stolen or destroyed.

4.3	Payment to Optionholders

        On the Effective Date, the Company shall deposit cash in immediately available funds (at Vancouver) with the Depositary in an amount sufficient to pay the aggregate amount payable pursuant to Subsection 2.2(c) and Acquiror shall deposit cash in immediately available funds (at Vancouver) with the Depositary in an amount sufficient to pay the aggregate amount payable pursuant to Subsection 2.2(d). From and after the transfer of the Options to the Company pursuant to Subsection 2.2(c) and the transfer of the Options to Acquiror pursuant to Subsection 2.2(d), the Depositary shall be considered to hold such funds for the sole benefit of the Optionholders. Any interest earned upon such funds shall be for the account of the Company. As soon as reasonably practicable but in any event within five Business Days after the Effective Date, the Depositary shall forward or cause to be forwarded by first class mail to each Optionholder who is entitled to be paid consideration pursuant to Subsections 2.2(c) or 2.2(d) at the address set forth in the records of the Company, a cheque representing the consideration to which such Optionholder is entitled to pursuant to Subsections 2.2(c) or 2.2(d).

4.4	Extinction of Rights

        If any Shareholder fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing Common Shares (or an affidavit of loss and bond or other indemnity pursuant to Section 4.2), together with such other documents or instruments required to effect the transfer of Common Shares, on or before the third anniversary of the Effective Date, such Shareholder shall be deemed to have donated and forfeited to Acquiror any cash, net of any applicable withholding or other taxes, held by the Depositary in trust for such Shareholder to which such Shareholder is entitled.

        At and after the Effective Time, any certificate formerly representing Shares shall represent only the right to receive the consideration provided in Subsection 2.2(g) or Section 3.1 in accordance with the Plan of Arrangement; provided that such certificates shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to Acquiror and shall be cancelled.

4.5	Withholding Rights

        The Company, Acquiror and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Common Shares or Options such amounts as the Company, Acquiror or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of applicable federal, provincial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Common Shares or Options in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 5
AMENDMENTS

5.1	Amendments to Plan of Arrangement

         (a)        Acquiror and the Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the other, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to Securityholders if and as required by the Court.

         (b)        Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Acquiror or the Company at any time prior to or at the Meeting (provided that the other shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

         (c)        Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if it is consented to by each of Parent and the Company.

        (d)        Any amendment, modification or supplement to the Plan of Arrangement may be made following the Effective Date unilaterally by the Company; provided that it concerns a matter which, in the reasonable opinion of the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Parent or any holder of Common Shares.

IN WITNESS WHEREOF the parties have executed this Confidentiality and Work Product Agreement as of the date written above.

SIGNED, SEALED and DELIVERED by <Employee Name> in the presence of: Witness Signature:___________________________	) ) ) ) ) )	_______________________________ <Employee Name>

MDSI MOBILE DATA SOLUTIONS INC.

Per:________________________________
        Authorized Signatory

EXECUTION COPY

EXHIBIT B

SUPPORT AGREEMENT

        This SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 29, 2005 by and among Fortezza Holdings S.à.r.l., a Luxembourg société à responsabilité limitée (“Parent”), Beech Investment Corp., a corporation incorporated under the laws of the Province of British Columbia and a wholly-owned Subsidiary of Parent (“Subco”), Erik Dysthe (“Dysthe”), Erik Dysthe Holdings, Inc., a British Columbia corporation (“Dysthe Holdings” and, together with Dysthe, each a “Shareholder” and, collectively, the “Shareholders”), and, for the purposes of Section 9 hereof only, MDSI Mobile Data Solutions Inc., a corporation incorporated under the federal laws of Canada (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Arrangement Agreement (as defined below).

        WHEREAS, Parent, Subco and the Company propose to enter into an Arrangement Agreement as of the date hereof (as the same may be amended, restated or otherwise modified from time to time, the “Arrangement Agreement”) providing for the acquisition by Subco of all of the outstanding common shares in the capital of the Company (the “Common Shares”) for the cash consideration set forth in the Arrangement Agreement (the “Transaction”);

        WHEREAS, each Shareholder is the record and beneficial owner of the number of Common Shares set forth opposite such Shareholder’s name on Schedule A attached hereto (such Common Shares, as the same may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, amalgamation, consolidation, reorganization or other change or transaction of or by the Company, together with Common Shares that may be acquired after the date hereof by such Shareholder, including Common Shares issuable upon the exercise of options or warrants to purchase Common Shares or other securities exchangeable for or convertible into Common Shares (as the same may be adjusted as aforesaid), being collectively referred to herein as the “Subject Shares”); and

        WHEREAS, as a condition to their willingness to enter into the Arrangement Agreement, Parent and Subco have requested that the Shareholders enter into this Agreement.

        NOW, THEREFORE, to induce Parent and Subco to enter into, and in consideration of their entering into, the Arrangement Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

         1.    Representations and Warranties of the Shareholders. Dysthe and Dysthe Holdings hereby represent and warrant to Parent and Subco jointly and severally as follows:

              (a)    Authority. Dysthe has the requisite capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Dysthe Holdings has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Dysthe Holdings. This Agreement has been duly executed and delivered by each Shareholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Subco, constitutes a legal, valid and binding obligation of the Shareholders enforceable against the Shareholders in accordance with its terms. Neither the execution, delivery or performance of this Agreement by the Shareholders nor the consummation by the Shareholders of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any United States (federal, state or local), Canadian (federal, provincial or local), foreign or supra-national government, or governmental, regulatory or administrative authority, agency or commission (“Governmental Body”), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any tax, lien, claim, charge, encumbrance or other restriction (collectively, a “Lien”) upon any of the properties or assets of the Shareholders under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a “Contract”) to which either of the Shareholders is a party or by which either of the Shareholders or any of their respective properties or assets (including their respective Subject Shares) may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an “Order”) or any statute, law, ordinance, rule or regulation of any Governmental Body (a “Law”) applicable to such Shareholder or any of such Shareholder’s properties or assets (including such Shareholder’s Subject Shares), except any of the foregoing which would not impair such Shareholder’s ability to perform his or its obligations under this Agreement.

              (b)     Subject Shares. Each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of the Common Shares set forth opposite such Shareholder’s name on Schedule A attached hereto and the certificates representing such Subject Shares, if any, are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and such Shareholder has good and marketable title to such Subject Shares and at all times during the term hereof and on the Effective Date will have good and marketable title to such Subject Shares, in each case, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. Each Shareholder owns of record or beneficially no other Common Shares and has no other rights to purchase or acquire any Common Shares other than such Shareholder’s Subject Shares. The Subject Shares set forth opposite each Shareholder’s name on Schedule A attached hereto constitute all of the securities (as defined in Section 3(a)(10) of the Exchange Act) of the Company beneficially owned, directly or indirectly by such Shareholder. Such Shareholder has (and will have as of the date of the Meeting and the Effective Time) sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3(b) and 3(c) hereof, sole power to exercise dissent rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

              (c)     Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Shareholders.

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               (d)     Other Agreements. Other than this Agreement and the Arrangement Agreement, there are not as of the date hereof, and there will not be at the date of the Meeting and the Effective Time, any shareholder agreements, voting trusts or other agreements or understandings relating in any way to any of the Subject Shares or to a Frustrating Transaction (as defined below) or a Competing Transaction to which either Shareholder (or any of its or his affiliates, representatives, or agents) is a party or to which it or he is bound.

               (e)     Arrangement Agreement. Each Shareholder understands and acknowledges that Parent and Subco are entering into the Arrangement Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

         2.     Representations and Warranties of Parent and Subco . Each of Parent and Subco hereby represents and warrants to the Shareholders as follows:

               (a)     Authority. Each of Parent and Subco has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Subco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Subco. This Agreement has been duly executed and delivered by each of Parent and Subco and, assuming this Agreement constitutes a legal, valid and binding obligation of the Shareholders and the Company, constitutes a legal, valid and binding obligation of Parent and Subco, respectively, enforceable against Parent and Subco in accordance with its terms.

               (b)     Organization and Qualification. Parent is a société à responsabilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg. Subco is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia.

         3.     Covenants of the Shareholders. Until termination of this Agreement pursuant to Section 12, the Shareholders, jointly and severally, agree as follows:

               (a)     Neither Shareholder shall (i) tender into any take-over bid, tender or exchange offer or otherwise sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of the Subject Shares to any person other than Parent or Subco or Parent’s designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares or otherwise relinquish control of the voting power with respect to the Subject Shares, (iii) purchase or otherwise voluntarily acquire any Common Shares or other securities of the Company, except for such other securities as will constitute Subject Shares subject to the terms hereof, (iv) take any other action that would in any way restrict, limit or interfere with the performance of its or his obligations hereunder or the transactions contemplated hereby or (v) do indirectly that which it or he may not do directly in respect of the restrictions on its or his rights with respect to the Subject Shares pursuant to this Section 3(a), including, but not limited to, the sale of any direct or indirect holding company of the Shareholders or the granting of a proxy on the shares of any

3

direct or indirect holding company of the Shareholders which would have, indirectly, the effect prohibited by this Section 3(a). Notwithstanding the foregoing, (x) Dysthe may Transfer his Subject Shares pursuant to applicable laws of descent and distribution or to any member of his Family Group (as defined below) for tax or estate planning purposes and (y) Dysthe Holdings may Transfer its Subject Shares to its Affiliates for tax or estate planning purposes; provided, that, in each case, the restrictions contained in this Agreement shall continue to be applicable to such Subject Shares after any such Transfer; provided, further, that the transferees of such Subject Shares shall have agreed in writing to be bound by the provisions of this Agreement which affect the Subject Shares so transferred by executing an undertaking in form and substance reasonably acceptable to Parent and Subco. For purposes hereof, “Family Group” means, with respect to any natural person, such person’s spouse, siblings and descendants (whether natural or adopted) and any trust or other entity solely for the benefit of such person and/or such person’s spouse, their respective ancestors and/or descendants.

               (b)     At the Meeting or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Transaction, the Arrangement Agreement and/or the Arrangement Resolution is sought, each Shareholder shall as requested by Parent or Subco (including, without limitation, by cooperating with Parent and Subco with respect to the irrevocable proxy granted to Parent pursuant to Section 7 below), vote (or cause to be voted) such Shareholder’s Subject Shares in favor of the Arrangement Resolution, the Transaction, the adoption by the Company of the Arrangement Agreement and the approval of the other transactions contemplated by the Arrangement Agreement and any amendment thereto.

               (c)     Each Shareholder will exercise all voting rights attaching to such Shareholder’s Subject Shares to oppose any proposed action by the Company, its shareholders, any of its subsidiaries or any other person which reasonably could be regarded as being directed towards or would be reasonably likely to impede, frustrate, prevent, delay or nullify the Transaction, the Arrangement Agreement or any of the other transactions contemplated by the Arrangement Agreement (collectively, “Frustrating Transactions”). Without in any way limiting the foregoing, at any meeting of the shareholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which the Company’s shareholders’ vote, consent or other approval is sought, each Shareholder shall, as requested by Parent or Subco, vote (or cause to be voted) such Shareholder’s Shareholders Shares against (i) any merger agreement or merger, amalgamation agreement or amalgamation, arrangement agreement or arrangement (other than the Transaction and the Arrangement Agreement), consolidation, combination, take-over bid, tender or exchange offer, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other similar proposal (collectively, “Alternative Transactions”), (ii) any change in the management or the board of directors of the Company as of the date hereof, (iii) any change in the present capitalization or dividend policy of the Company as of the date hereof, (iv) any amendment of the Company’s constating documents or (v) any action or inaction which reasonably would be expected to result in any breach, violation or contravention of the Arrangement Agreement or that would result in any of the conditions set forth in the Arrangement Agreement not being satisfied.

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               (d)     Each Shareholder hereby authorizes and requests the Company and its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of its Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). Each Shareholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement.

               (e)     Each Shareholder shall furnish to Parent and Subco all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Information Circular) in connection with the Transaction and the transactions contemplated by the Arrangement Agreement. Each Shareholder hereby permits the Company, Parent and Subco to publish and disclose in the Information Circular its identity and ownership of the Subject Shares, and the nature of its commitments, arrangements and understandings under this Agreement.

         4.     Waiver and Releases. Each Shareholder hereby waives any rights to dissent from the Transaction or the Arrangement Resolution that such Shareholder may have under applicable Law. Effective as of the time at which the Transaction becomes effective (the “Effective Time”), each Shareholder on such Shareholder’s own behalf and, as applicable, on behalf of its or his heirs, successors, assigns, executors and personal representatives hereby releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliated entities, divisions and assigns, together with each and every of their officers, directors, stockholders, general partners, limited partners, members, employees and agents and the heirs, personal representatives and executors of the same (herein collectively referred to as the “Company Releasees”), from any and all suits, causes of action, complaints, obligations, demands or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspect or unsuspected (hereinafter “Claims”), which such Shareholder ever had, now has, or may have against the Company Releasees or any one of them in relation to the Company arising out of or relating to any matter, thing or event occurring up to and including the Effective Time; provided, however, that nothing herein shall be deemed to release any Claim which a Shareholder may have against the Company (i) arising out of the Arrangement Agreement, including, without limitation the right to receive the consideration contemplated thereunder and the rights to indemnification of directors and officers as set forth therein, (ii) arising under indemnification agreements or arrangements existing as of the date hereof between the Company and its subsidiaries, on the one hand, and their respective officers or directors, on the other hand, or (iii) in the case of Dysthe, under the Employment Agreement, dated September 4, 2003, between Dysthe and the Company, as amended, restated or otherwise modified from time to time.

        5.     Notice of Acquisition of Additional Subject Shares. Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Subco of the number of any Subject Shares acquired by such Shareholder, if any, after the date hereof.

         6.     Non-Solicitation. Without limiting the provisions of Section 15 hereof, the Shareholders, whether acting individually or as an agent of the Company, jointly and severally agree that the Shareholders shall not (and shall, subject to the provisions of Section 15 hereof, cause each affiliate, agent, trustee or other person acting on their behalves not to), directly or indirectly, other than with Parent, Subco and their respective representatives and agents, (a)

5

initiate, solicit, encourage, entertain, accept, discuss or negotiate any inquiries, proposals or offers (whether initiated by either Shareholder or otherwise) with respect to any Competing Transaction, (b) provide information to any party in connection with any Competing Transaction or (c) enter into any contract, agreement or arrangement with any party, concerning or relating to a Competing Transaction or requiring either Shareholder to abandon, terminate or fail to consummate or vote against the Transaction.

         7.     Grant of Proxy.

               (a)     Each Shareholder irrevocably covenants and agrees in favor of Parent and Subco that following receipt of the Information Circular and no later than five Business Days prior to the date of the Meeting, it or he shall deliver or cause to be delivered (including by instructing the participant in the book based system operated by The Canadian Depository for Securities Limited through which the Shareholder holds Subject Shares to arrange for such delivery) to Subco a duly executed proxy (or other appropriate voting instrument) in favor of Subco (or its nominee designated to the Shareholder in writing) voting in favor of the Arrangement Resolution and such proxy (or other voting instrument) shall not be revoked unless this Agreement is terminated in accordance with its terms prior to the exercise of such proxy (or other voting instrument).

               (b)     Each Shareholder irrevocably covenants and agrees in favor of Parent and Subco that following receipt of any form of proxy in respect of any of the transactions, actions or matters referred to in Section 3(c) and no later than five Business Days prior to the date of the relevant meeting, it or he shall deliver or cause to be delivered (including by instructing the participant in the book based system operated by The Canadian Depository for Securities Limited through which the Shareholder holds Subject Shares to arrange for such delivery) to Subco a duly executed proxy (or other appropriate voting instrument) in favor of Subco (or its nominee designated to the Shareholder in writing) voting against such transaction, action or matter and such proxy (or other voting instrument) shall not be revoked unless this Agreement is terminated in accordance with its terms prior to the exercise of such proxy (or other voting instrument).

         8.     Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further proxies, transfers, assignments, endorsements, consents and other instruments as Parent or Subco may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder’s Subject Shares as contemplated by Section 7.

         9.     Covenant of the Company. The Company covenants to Parent and Subco that it will not register any transfer of any certificate representing either Shareholder’s Subject Shares in contravention of this Agreement.

        10.     Covenant of Parent and Subco. Each of Parent and Subco covenants to the Shareholders that it will perform all of its covenants, agreements and obligations under the Arrangement Agreement.

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        11.     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, each of Parent and Subco shall have the right to assign its rights, interests and obligations hereunder to any of its affiliates without the prior written consent of the other parties hereto.

        12.     Termination. This Agreement, and all rights and obligations of the parties hereunder (other than under Sections 4, 12, 13 and 14), shall terminate upon the earliest to occur of (i) termination of the Arrangement Agreement, (ii) the mutual written agreement of the parties hereto to terminate this Agreement and (iii) the Effective Time. Nothing in this Section 12 shall relieve any party from any liability for breach of this Agreement.

        13.     Capture.

               (a)     In the event that the transactions contemplated by the Arrangement Agreement are not consummated due to a breach of this Agreement by any Shareholder and any Subject Shares of a Shareholder are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Alternative Transaction which is executed or consummated within twelve (12) months following the date that the Arrangement Agreement is terminated (an “Alternative Disposition”) then, in addition to the remedies at law or equity for breach of this Agreement, on the closing of such Alternative Disposition, such Shareholders shall tender and pay to, or shall cause to be tendered and paid to, Subco (or its designee), in immediately available funds, all of the Profit (as defined below) realized by such Shareholders from such Alternative Disposition. Subject to Section 13(b), “Profit” shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration (as defined below) over (ii) the cash consideration set forth in the Arrangement Agreement. If the Alternative Transaction Consideration includes any consideration other than cash, such Shareholders may, if not prohibited from transferring any such consideration to Subco (or its designee), transfer, in lieu of cash, a pro rata portion (based on the proportion of the non-cash consideration to the aggregate consideration) of the Profit represented by such other forms of consideration. “Alternative Transaction Consideration” shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by such Shareholders and their affiliates in connection with or as a result of such Alternative Disposition or any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which a Shareholder is required to devote, and under which such Shareholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company in a manner substantially similar to such Shareholder’s current employment arrangements with the Company), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by such Shareholders or any of their affiliates as a part of, or in connection with, the Alternative Disposition or the associated Alternative Transaction.

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               (b)     For purposes of determining Profits under this Section 13: (i) all securities that are publicly traded shall be valued at the average of the closing prices for the five trading days ending on the date on which the Alternative Disposition closes; (ii) all other non-cash items shall be valued based upon the fair market value thereof as of the date of closing of the Alternative Disposition as determined by an independent expert selected by Parent and who is reasonably acceptable to such Shareholder; (iii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert; and (iv) if less than all of a Shareholder’s Subject Shares are subject to the Alternative Disposition, the cash consideration set forth in the Arrangement Agreement shall be multiplied by a fraction, the numerator of which is the number of such Shareholder’s Subject Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition and the denominator of which is the total number of such Shareholder’s Subject Shares. In the event any contingent payments are included in the consideration for the Alternative Disposition, upon receipt of any such contingent payment, such Shareholder will promptly transfer to Subco (or its designee) any additional amounts that would have been transferred to Subco (or its designee) upon the completion of the Alternative Disposition if such contingent payment had been received at such time.

         14.     General Provisions.

               (a)     Expenses. Subject to the terms of the Arrangement Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

               (b)     Amendments. This Agreement may not be amended except by an instrument in writing signed by Parent, Subco and each Shareholder as to which such amendment is to be effective.

               (c)     Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice). The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission, the date of such transmission if sent during normal business hours on a Business Day, failing which it shall be deemed to have been received on the next Business Day.

8

(i)	if to Parent or Subco:

Fortezza Holdings S.à.r.l. c/o Mercuria Services S.A. 8-10, rue Mathias Hardt BP 3023 L-1030 Luxembourg Telecopy: +352 48 06 31 Attention: Alain Peigneux and Catherine Koch

and

Beech Investment Corp. c/o Farris Vaughan 700 West Georgia Street, 25th Floor Vancouver, British Columbia V7Y 1B3 Telecopy: (604) 661-9349 Attention: Dean O'Leary

with copies (that will not constitute notice to Parent or Subco) to:

Vista Equity Partners 150 California Street, 19th Floor San Francisco, CA 94111 Telecopy: (415) 765-6666 Attention: Brian N. Sheth

and

Kirkland & Ellis LLP Citicorp Center 153 East 53rd Street New York, New York 10022-4611 Telecopy: (212) 446-4900 Attention: Eunu Chun, Esq.

and

Davies Ward Phillips & Vineberg LLP 1 First Canadian Place, 44th Floor Toronto, Ontario Canada M5X 1B1 Telecopy: (416) 863-0871 Attention: Patricia Olasker, Esq.

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if to the Company:

MDSI Mobile Data Solutions Inc. 10271 Shellbridge Way Richmond BC Canada V6X 2W8 Telecopy: (604) 207-6062 Attention: Eric Dysthe

with copies (that will not constitute notice to the Company) to:

Dorsey & Whitney LLP U.S. Bank Centre 1420 Fifth Avenue Seattle, Washington 98101 Telecopy: (206) 903-8820 Attention: Randal R. Jones, Esq.

and

Davis & Company LLP 2800 Park Place 666 Burrard Street Vancouver, B.C. V6C 2Z7 Telecopy: (604) 605-3797 Attention: Don Collie, Esq.

(ii)	if to either Shareholder, to:

Erik Dysthe c/o MDSI Mobile Data Solutions Inc. 10271 Shellbridge Way Richmond, B.C. Canada V6X 2W8 Telecopy: (604) 207-6062

with a copy (that will not constitute notice to the Shareholders) to:

Torys LLP Suite 3000 Box 270, TD Centre 79 Wellington Street West Toronto, Ontario M5K 1N2 Canada Telecopy: (416) 865-7380 Attention: Peter Jewett, Esq.

               (d)     Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the

10

meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

               (e)     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               (f)     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and, as provided in Section 4, the Company Releasees and the Shareholder Releasees, who shall be third party beneficiaries hereof) any rights or remedies hereunder.

               (g)     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

               (h)     Publicity. Except as otherwise required by law, court process or the rules of the NASDAQ National Market, the Toronto Stock Exchange or as contemplated or provided in the Arrangement Agreement (any of the foregoing, a “Required Disclosure”), for so long as this Agreement is in effect, neither Shareholder shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Arrangement Agreement without the prior written consent of Parent; provided, that in any case, except for Required Disclosures, no Shareholder will use the name of Parent or Subco or any affiliate thereof without Parent’s written permission and will discuss the term and contents of any such release with Parent prior to dissemination.

               (i)     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of the United States (without posting of bond or other security). This being in addition to any other remedy to which they are entitled at law or in equity.

               (j)     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually

11

acceptable manner in order that the Transaction be completed as originally contemplated to the fullest extent possible.

               (k)     Waiver of Jury Trial. Each party to this Agreement hereby waives, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any ancillary agreement or the validity, protection, interpretation, collection or enforcement thereof.

         15.     Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company (or who has designated a director or officer of the Company) makes any agreement or understanding herein in his or her capacity as such director or officer (or with respect to any such designated director or officer, in his capacity as such). Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder (or such Shareholder’s designee(s)) in its capacity as an officer or director of the Company to the extent not prohibited by the Arrangement Agreement.

* * * * *

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        IN WITNESS WHEREOF, Parent, Subco, the Company and each Shareholder have signed, or caused this Support Agreement to be signed by its officer duly authorized, all as of the date first written above.

MDSI MOBILE DATA SOLUTIONS INC. By: ______________________ Name: Title:

Fortezza Holdings S.A.R.L. By: /s/ Robert F. Smith Name: Robert F. Smith Title: Managing Partner

BEECH INVESTMENT CORP. By: /s/ Robert F. Smith Name: Robert F. Smith Title: Managing Partner

ERIK DYSTHE HOLDINGS CO. By: _______________________ Name: Title:

_______________________________________ Erik Dysthe

SCHEDULE A

Shareholder	Number of Common Shares	Number of Common Shares issuable upon exercise of outstanding options

Erik Dysthe	36,044	243,500
Erik Dysthe Holdings Co.	327,598	--

TOTAL	363,642	243,500